                                                                    EXHIBIT 99.1

                                Table of Contents

                                                                       Page
                                                                       ----

Updated information for the year ended December 31, 2002:

         Financial Review                                                 2
         Consolidated Statements of Financial Position                   14
         Consolidated Statements of Operations                           15
         Consolidated Statements of Cash Flows                           16
         Consolidated Statements of Changes in Stockholders' Equity      17
         Notes to the Consolidated Financial Statements                  18
         Responsibility for Financial Statements                         45
         Independent Auditors' Report                                    46
         Financial Summary                                               47

FINANCIAL REVIEW

OVERVIEW OF CONSOLIDATED RESULTS

Terra reported net losses of $258 million in 2002, $80 million in 2001 and $10 million in 2000 with a loss per share of $3.43, $1.06 and $0.14, respectively. Revenues from continuing operations totaled $1,044 million in 2002, $1,037 million in 2001 and $1,063 million in 2000.

Our 2002 net loss included a $206 million charge for the cumulative effect of a change in accounting for goodwill ($2.73 per share) and a $16 million loss from discontinued operations ($0.22 per share). At the beginning of 2002, we implemented Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," and determined that $206 million of assets classified as "Excess of cost over net assets of acquired businesses" suffered impairment and had no value. The loss from discontinued operations reflects a $25 million increase to reserves for discontinued operations, net of a $9 million income tax benefit. Approximately $13 million of the charge is attributable to discontinued coal operations in response to higher-than-expected retiree health care costs and increased payments to union funds for which the company is contingently liable under the Coal Industry Retiree Health Benefit Act of 1992. The remaining $12 million was provided to cover a jury award of $10 million to an individual employed by Terra's distribution business that was sold in 1999 and to provide reserves against notes receivable and other assets associated with previously discontinued operations.

The net loss from continuing operations was $36 million in 2002, $80 million in 2001 and $10 million in 2000. Fluctuations in the net loss from continuing operations from 2000 through 2002 are primarily related to changes in the selling prices of nitrogen products and methanol that we manufactured and changes in the cost of natural gas, our primary raw material.

FACTORS THAT AFFECT OPERATING RESULTS

Factors that may affect our operating results include: the relative balance of supply and demand for nitrogen fertilizers, industrial nitrogen and methanol, the availability and cost of natural gas, the number of planted acres - which is affected by both worldwide demand and governmental policies, the types of crops planted, the effect of general weather patterns on the timing and duration of field work for crop planting and harvesting, the effect of environmental legislation on supply and demand for our products, the availability of financing sources to fund seasonal working capital needs, and the potential for interruption to operations due to accidents or natural disasters.

The principal raw material used to produce nitrogen products and methanol is natural gas. Natural gas costs in 2002 accounted for about 56% of total costs and expenses for our North American nitrogen products business, 29% of total costs and expenses for our U.K. nitrogen products business and 57% of total costs and expenses for our methanol business. A significant increase in the price of natural gas that is not hedged or recovered through an increase in the price of our nitrogen and methanol products would have an adverse effect on our business, financial condition and results. During parts of 2000 and 2001, price spikes in North American natural gas markets prompted industry-wide curtailments of nitrogen and methanol production. We produced only 93% and 85% of our total nitrogen capacity and only 92% and 89% of our methanol capacity in 2000 and 2001, respectively, because of plant shutdowns and production curtailments related to high natural gas costs and to balance inventory levels with demand. A portion of global nitrogen products and methanol production is at facilities with access to fixed-price natural gas supplies that have been, and could continue to be, substantially lower priced than our natural gas.

March 2003 natural gas future prices closed at over $9.00 per MMBtu in February 2003. As a result, we substantially reduced our North American production rates at the end of February 2003 and could make further reductions. The timing and extent to which we will resume normal production rates will depend on declines to natural gas costs from these levels and/or increases to nitrogen products and methanol selling prices.

We enter into forward pricing arrangements for some of our natural gas requirements, so long as such arrangements would not result in costs greater than expected selling prices for our finished products. Our current natural gas forward pricing policy is to fix or cap the price of between 20% and 80% of our natural gas requirements for a one-year period and up to 50% of our natural gas requirements for the subsequent two-year period through supply contracts, financial derivatives and other instruments. We notify the Board of Directors when we deviate from this policy. December 31, 2002 forward positions covered 13% of our expected 2003 natural gas requirements.

The global supply and demand balance for ammonia and other nitrogen-based products influences prices for Terra's nitrogen products. Long-term demand is affected by population growth and rising living standards that determine food consumption. Short-term demand is affected by world economic conditions, international trade decisions and grain prices. For example, 2001 demand was reduced, in part, due to relatively high nitrogen prices and low grain prices. Supply is affected by increasing worldwide capacity and the availability of nitrogen product exports from major producing regions such as the former Soviet Union, the Middle East and South America.

Methanol is used as a raw material in the production of formaldehyde, methyl tertiary-butyl ether (MTBE), acetic acid and numerous other chemical derivatives. The price of methanol is influenced by the supply and demand for each of these products. Environmental initiatives to ban or reduce the use of MTBE as a fuel additive, such as those currently underway in California, could significantly affect demand for methanol.

Weather can have a significant effect on demand for our nitrogen products. Weather conditions that delay or intermittently disrupt field work during the planting and growing seasons may cause agricultural customers to use forms of nitrogen fertilizer that are more or less favorable to our sales. Weather conditions following harvest may delay or eliminate opportunities to apply fertilizer in the fall. Weather can also have an adverse effect on crop yields, which lowers the income of growers and could impair their ability to pay for crop inputs purchased from our dealer customers.

Our nitrogen business segment is seasonal, with more nitrogen products used during the second quarter in conjunction with spring planting activity than in any other quarter. Due to the seasonality of the business and the relatively brief periods during which customers consume nitrogen products, our customers and we generally build inventories during the second half of the year in order to ensure product availability during the peak sales season. For our current level of sales, we require lines of credit to fund inventory increases and to support customer credit terms. We believe that our credit facilities are adequate for expected production levels in 2003.

Our manufacturing operations may be subject to significant interruption if one or more of our facilities were to experience a major accident or were damaged by severe weather or other natural disaster. We currently maintain insurance, including business interruption insurance, which we believe is sufficient to allow us to withstand major damage to any of our facilities.

RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We use derivative financial instruments to manage risk in the areas of (a) foreign currency fluctuations, (b) changes in natural gas prices and (c) changes in interest rates. See Note 13 to the Consolidated Financial Statements for additional information on the use of derivative financial instruments.

Our policy is to avoid unnecessary risk and to limit, to the extent practical, risks associated with operating activities. Our management may not engage in activities that expose Terra to speculative or non-operating risks and is expected to limit risks to acceptable levels. The use of derivative financial instruments is consistent with our overall business objectives. Derivatives are used to manage operating risk within the limits established by our Board of Directors, and in response to identified exposures, provided they qualify as hedge activities. As such, derivative financial instruments are used to manage exposure to interest rate fluctuations, to hedge specific assets and liabilities denominated in foreign currency, to hedge firm commitments and forecasted natural gas purchase transactions, and to protect against foreign exchange rate movements between different currencies that impact revenue and earnings expressed in U.S. dollars.

FOREIGN CURRENCY FLUCTUATIONS

Our policy is to manage risk associated with foreign currency fluctuations by entering into forward exchange and option contracts covering specific currency obligations or net foreign currency operating requirements, as appropriate. Such hedging is limited to the amounts and duration of the specific obligations being hedged and, in the case of operating requirements, no more than 75% of the forecasted requirements. The primary currencies to which we are exposed are the Canadian dollar and the British pound. At December 31, 2002, we had no forward positions in any foreign currency.

NATURAL GAS PRICES - NORTH AMERICAN OPERATIONS

Natural gas is the principal raw material used to manufacture nitrogen and methanol. Natural gas prices are volatile and we mitigate some of this volatility through the use of derivative commodity instruments. Our current policy is to hedge 20-80% of our natural gas requirements for the upcoming 12 months and up to 50% of requirements for the following 24-month period, provided that such arrangements would not result in costs greater than expected selling prices for our finished products. We notify the Board of Directors when we deviate from this policy. Annual North American natural gas requirements are approximately 134 million MMBtu. We have hedged 12% of our expected 2003 North American requirements and none of our requirements beyond December 31, 2003. The fair value of these instruments is estimated based on quoted market prices from brokers, realized gains or losses and our computations. These instruments fixed natural gas prices $3.3 million lower than published prices for December 31, 2002 forward markets. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in price. As of December 31, 2002 our market risk exposure related to future natural gas requirements being hedged was $2.2 million based on a sensitivity analysis. Changes in the market value of these derivative instruments have a high correlation to changes in the spot price of natural gas. This hypothetical adverse impact on natural gas derivative instruments would be more than offset by lower costs for natural gas purchases.

March 2003 natural gas future prices closed at over $9.00 per MMBtu in February 2003. As a result, we substantially reduced our North American production rates at the end of February 2003 and could make further reductions. The timing and extent to which we will resume normal production rates will depend on declines to natural gas costs from these levels and/or increases to nitrogen products and methanol selling prices.

NATURAL GAS PRICES - UNITED KINGDOM OPERATIONS

To meet natural gas production requirements at our United Kingdom production facilities, we generally enter into one- or two-year gas supply contracts and fix prices for 20-80% of total volume requirements. Annual procurement requirements for U.K. natural gas are approximately 26 million MMBtu. As of December 31, 2002, we had fixed-price contracts for 18% of our expected 2003 U.K. natural gas requirements and none of our 2004 natural gas requirements. Our U.K. fixed-price contracts for 2003 natural gas were at prices $1.2 million lower than published prices for December 31, 2002 forward markets. We do not use derivative commodity instruments for our United Kingdom natural gas needs.

INTEREST RATE FLUCTUATIONS

It is our policy to limit the extent of uncapped, variable rate debt to no more than 50% of our total outstanding debt. We manage interest rate risk to reduce the potential volatility of earnings that may arise from changes in interest rates. The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. We had no financial derivatives outstanding at December 31, 2002.

Interest Rate Sensitivity
(in millions)                                                     Expected Maturity Date
                                     -----------------------------------------------------------------------------------
                                       2003      2004      2005      2006     2007     Thereafter    Total    Fair Value
                                     -------   -------   -------   -------   -------   ----------   -------   ----------
LONG-TERM DEBT
Senior Notes fixed rate ($U.S)       $    --   $    --   $ 200.0   $    --   $    --   $       --   $ 200.0   $    219.2
   Average interest rate               10.50%    10.50%    10.50%       --        --           --        --           --

Senior Secured Notes, fixed rate
 (($U.S.)                                 --        --        --        --        --        200.0     200.0        207.9
   Average interest rate               12.88%    12.88%    12.88%    12.88%    12.88%       12.88%       --           --

Other debt, various rates ($U.S)         0.1       0.2       0.2        --        --           --       0.5          0.5
   Average interest rate                9.73%     9.85%    10.08%       --        --           --        --           --
                                     -----------------------------------------------------------------------------------
Total Long-Term Debt                 $   0.1   $   0.2   $ 200.2   $   ---   $   ---   $    200.0   $ 400.2   $    427.6
                                     ===================================================================================

SHORT-TERM BORROWINGS
Revolving credit facility,
 notional amount ($U.S.)             $ 175.0   $ 175.0   $ 175.0        --        --           --        --           --
Variable interest rate: LIBOR based     4.15%     4.15%     4.15%       --        --           --        --           --

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America for reporting purposes. The preparation of these financial statements requires us to make estimates and judgments that affect the amount of assets, liabilities, revenues and expenses at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that reflect significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Our critical accounting policies are described below.

Impairments of long-lived assets - We will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of these items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions. Estimates of future cash flows are subject to significant uncertainties and assumptions. Accordingly, actual results could vary significantly from such estimates.

Pension assets and liabilities - Pension assets and liabilities are affected by the estimated market value of plan assets, estimates of the expected return on plan assets and discount rates. Actual changes in the fair market value of plan assets and differences between the actual return on plan assets and the expected return on plan assets will affect the amount of pension expense ultimately recognized.

Post-retirement benefits - Post-retirement benefits are determined on an actuarial basis and are affected by assumptions including the discount rate and expected trends in health care costs. Changes in the discount rate and differences between actual and expected health care costs will affect the recorded amount of post-retirement benefits expense ultimately recognized.

Revenue recognition - Revenue is recognized when title to finished product passes to the customer. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts and trade allowances. Revenue includes amounts paid by customers for shipping and handling.

Deferred income taxes - Deferred income tax assets and liabilities are based on the differences between the financial statement carrying amounts and tax bases as well as temporary differences resulting from differing treatment of items for tax and accounting purposes. Deferred tax assets are regularly reviewed for recoverability and a valuation allowance is established based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If we continue to operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, a valuation allowance against all or a significant portion of our deferred tax assets may be required.

Inventory valuation - Inventories are stated at the lower of cost and estimated net realizable value. The average cost of inventories is determined using the first-in, first-out method. The nitrogen and methanol industries are characterized by rapid change in both demand and pricing. Rapid declines in demand could result in temporary or permanent curtailment of production, while rapid declines in price could result in a lower cost or market adjustment.

Derivatives and financial instruments - Terra accounts for derivatives in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting from Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of these instruments at fair value. Changes in the fair value of derivatives are recorded in earnings unless the normal purchase or sale exception applies or hedge accounting is elected.

RESULTS OF CONTINUING OPERATIONS - 2002 COMPARED WITH 2001

CONSOLIDATED RESULTS

We reported a 2002 loss from continuing operations of $36.2 million on revenues of $1,044 million compared with a loss of $79.8 million on revenues of $1,037 million in 2001. Basic and diluted loss per share for 2002 was $0.48 compared with $1.06 for 2001. The decline in the 2002 loss was primarily related to lower natural gas costs, increased sales volumes, the change in accounting that eliminated goodwill amortization and the absence of 2001 product recall costs, partially offset by lower product prices.

We classify our operations into two business segments: Nitrogen Products and Methanol. The Nitrogen Products segment represents the sale of nitrogen products including that produced at our ammonia manufacturing and upgrading facilities. The Methanol segment represents wholesale sales of methanol including that produced at our two methanol manufacturing facilities.

Total revenues and operating income (loss) by segment for the years ended December 31, 2002 and 2001 follow:

(in thousands)                 2002             2001
---------------------------------------------------------
REVENUES:
Nitrogen Products          $     883,971    $     863,512
Methanol                         158,458          169,098
Other revenues                     1,554            4,700
---------------------------------------------------------
                           $   1,043,983    $   1,037,310
=========================================================
OPERATING INCOME (LOSS):
Nitrogen Products          $      (9,351)   $     (48,476)
Methanol                           7,325          (11,739)
Other expense - net               (3,381)          (1,603)
---------------------------------------------------------
                           $      (5,407)   $     (61,818)
=========================================================

NITROGEN PRODUCTS

Volumes and prices for 2002 and 2001 follow:

VOLUMES AND PRICES

                                                 2002                    2001
--------------------------------------------------------------------------------------
                                          Sales      Average      Sales      Average
(quantities in thousands of tons)        Volumes   Unit Price*   Volumes   Unit Price*
--------------------------------------------------------------------------------------
Ammonia                                    1,504   $       147     1,195   $       187
Nitrogen solutions                         3,966            73     3,296            97
Urea                                         633           121       451           142
Ammonium nitrate                             912           119       682           127
--------------------------------------------------------------------------------------

*After deducting outbound freight costs

Nitrogen products revenues increased by $20 million to $884 million for 2002 compared with $864 million in 2001. Selling prices declined $178 million as the result in increased nitrogen fertilizer supplies in contrast to 2001 when high natural gas costs resulted in industry-wide production curtailments. The revenue shortfall from lower prices was more than offset by higher 2002 volumes compared to 2001. Sales volumes in 2001 were depressed due to lower productions rates, reduced demand in response to high prices and increased competition from imports.

The nitrogen products segment reported operating losses of $9.4 million and $48.5 million for 2002 and 2001, respectively. Approximately $8.5 million of the improvement to operating results was due to lower natural gas costs and higher productions rates, net of declines in selling prices. In addition, 2001 costs included $16.6 million of goodwill amortization that was eliminated in 2002 through an accounting change and a $14 million charge for product claims costs.

As compared to 2001, the effect of lower 2002 selling prices was partially offset by a $122 million reduction to natural gas costs and higher production rates. Natural gas costs, net of $6.3 million of forward pricing gains, declined to $3.03/MMBtu in 2002 from $3.93/MMBtu in 2001. During 2002, our nitrogen production was 97% of capacity compared to 81% in 2001. The higher capacity utilization reduced the average cost of production by spreading fixed costs over increased volumes. Production volumes in 2001 were curtailed in response to high natural gas costs, reduced customer demand and increased competition from imports.

METHANOL

Methanol revenues were $158 million compared with $169 million for the years ended December 31, 2002 and 2001, respectively. Sales volumes increased 5% from prior-year levels, to 327 million gallons, but selling prices declined to $0.49 per gallon in 2002 from $0.56 per gallon in 2001.

The methanol segment reported operating income of $7 million for 2002 compared to an operating loss of $12 million for 2001. The improvement to operating results was primarily due to lower costs and increased volumes that were only partially offset by lower prices. The major cost decrease was to natural gas costs that, net of $3.6 million of forward pricing gains, declined to $3.08/MMBtu during 2002 from $4.04/MMBtu in 2001. As compared to 2001, the reduction to natural gas costs reduced total 2002 methanol production costs by about $28 million. Other cost declines resulted from lower unit costs for purchased methanol, an increase in production rates from 89% of capacity in 2001 to 101% in 2002 and accounting changes that eliminated $2.2 million of 2001 goodwill amortization.

OTHER OPERATING ACTIVITIES - NET

We had $3.4 million of losses from other operating activities in 2002 compared to $1.6 million in 2001. These losses represent charges for amortization of deferred financing costs and legal fees related to general corporate activities not allocable to any particular business segment.

INTEREST EXPENSE - NET

Net interest expense was $53 million in 2002 compared with $50 million in 2001. Interest expense was $0.2 million higher in 2002; however, interest income declined $2.8 million as the result of lower invested cash and lower interest rates.

MINORITY INTEREST

Minority interest represents interest in the earnings of the publicly held common units of Terra Nitrogen Company, L.P. (TNCLP). Minority interest charges totaled $1.5 million in 2002 compared to $2.2 million of minority interest benefits in 2001. These amounts are directly related to TNCLP's results of operations.

LOSS ON EARLY RETIREMENT OF DEBT

During 2001, we incurred a $3.0 million charge to write-off deferred financing fees in connection with early retirement of debt.

INCOME TAXES

Income tax benefits were recorded at an effective rate of 40% for 2002 compared with 29% for 2001. The increase in the 2002 benefit rate reflects the absence of non-deductible goodwill amortization in 2002 and foreign income tax adjustments during 2001.

RESULTS OF CONTINUING OPERATIONS - 2001 COMPARED WITH 2000

CONSOLIDATED RESULTS

We reported a 2001 loss from continuing operations of $79.8 million on revenues of $1,037 million compared with a loss of $10.2 million on revenues of $1,001 million in 2000. Basic and diluted loss per share for 2001 was $1.06 compared with $0.14 for 2000. The increase in the 2001 loss was primarily related to higher natural gas costs, lower sales volumes, and product recall costs, partially offset by higher product prices.

Total revenues and operating income (loss) by segment for the years ended December 31, 2001 and 2000 follow:

(in thousands)                 2001           2000
------------------------------------------------------
REVENUES:
Nitrogen Products          $    863,512   $    916,959
Methanol                        169,098        136,781
Other revenues                    4,700          9,270
------------------------------------------------------
                           $  1,037,310   $  1,063,010
======================================================

OPERATING INCOME (LOSS):
Nitrogen Products          $    (48,476)  $     28,639
Methanol                        (11,739)        12,395
Other expense - net              (1,603)         1,773
------------------------------------------------------
                           $    (61,818)  $     42,807
======================================================

NITROGEN PRODUCTS

Volumes and prices for 2001 and 2000 follow:

Volumes and Prices

                                                2001                    2000
--------------------------------------------------------------------------------------
                                          Sales      Average      Sales      Average
(quantities in thousands of tons)        Volumes   Unit Price*   Volumes   Unit Price*
--------------------------------------------------------------------------------------
Ammonia                                    1,195   $       187     1,418   $       162
Nitrogen solutions                         3,296            97     3,990            79
Urea                                         451           142       474           136
Ammonium nitrate                             682           127     1,000           118
--------------------------------------------------------------------------------------

*After deducting outbound freight costs

Nitrogen products revenues declined by $53.5 million to $864 million for 2001 compared with 2000, primarily as a result of lower sales volumes for all products. Sales volumes declined as the result of lower production rates, fewer planted acres of corn, wheat and other crops and reduced application rates because of low grain prices and high fertilizer costs. Sales volumes of ammonium nitrate, which is the primary form of fertilizer we sell in the United Kingdom, were also reduced as the result of foot and mouth disease. A substantial portion of the revenue shortfall from lower sales volumes was offset by higher 2001 prices as compared to 2000. Price increases were realized primarily during the first half of 2001 as the result of lower nitrogen supplies caused by industry-wide production curtailments beginning during the second half of 2000 in response to unprecedented increases to natural gas costs.

As compared to 2000, higher 2001 selling prices offset the effect of higher natural gas costs. Natural gas costs, net of forward pricing gains or losses, increased to $3.93/MMBtu in 2001 from $3.02/MMBtu in 2000. Forward pricing contracts reduced 2001 natural gas costs by $5.5 million.

The nitrogen products segment reported an operating loss of $48.5 million and operating income of $28.6 million for 2001 and 2000, respectively. Approximately $50 million of the operating results decline was due to lower sales volumes. Sales volumes reflected reduced production rates from our manufacturing plants in response to higher gas costs, lower customer demand and increased competition from nitrogen fertilizer imports. Nitrogen products costs in 2001 also included a $14 million charge to reflect the estimated value of claims associated with recalls of beverages containing carbon dioxide tainted with benzene and $6 million for equipment write-off and employee termination costs related to our decision to stop sodium nitrite production. Our sales of sodium nitrite were $4.4 million and $5.4 million in 2001 and 2000, respectively.

METHANOL

Methanol revenues were $169 million and $136.8 million for the years ended December 31, 2001 and 2000, respectively. Average methanol sales prices increased to $0.56 per gallon in 2001 from $0.53 per gallon in 2000 primarily as the result of higher natural gas costs and a decrease in domestic supplies during the first half of 2001. Methanol sales volumes increased by 21% to 310 million gallons for 2001 compared with 2000, primarily as the result of expanding our customer base to match our total production capacities.

The methanol segment reported an operating loss of $12 million for 2001 compared to operating income of $12.4 million for 2000. The decline in operating results was primarily due to higher natural gas costs that, including forward pricing gains or losses, increased total 2001 costs by about $25 million. Average natural gas costs in our methanol business increased to $4.04/MMBtu in 2001 from $3.06/MMBtu during 2000. Forward pricing contracts increased 2001 natural gas costs by $3.6 million.

OTHER INCOME - NET

We had $1.6 million of losses from other operating activities in 2001 compared to $1.8 million of other operating income in 2000. The 2001 loss represents increased amortization of deferred financing costs and increased legal fees related to general corporate activities not allocable to any particular business segment.

INSURANCE SETTLEMENT COSTS

During 2000, we incurred $6 million of legal and other professional fees in connection with a lawsuit to recover costs from the 1994 explosion at our Port Neal facility. These expenses were related to the insurance recovery gain reported in our 1997 financial statements and, consequently, were excluded from the determination of 2000 operating income.

INTEREST EXPENSE - NET

Net interest expense was $50 million in 2001 compared with $47.6 million in 2000. Interest expense increased $1.9 million due to higher interest rates associated with $200 million of long-term debt issued in October 2001 and an additional $1.4 million due to a thirty-day waiting period from issuance of the new debt before existing debt balances could be repaid.

MINORITY INTEREST

Minority interest represents interest in the earnings of the publicly held common units of Terra Nitrogen Company, L.P. (TNCLP). Minority interest benefits totaled $2.2 million in 2001 compared to $5.4 million of minority interest charges in 2000. These amounts are directly related to TNCLP losses and earnings.

LOSS ON EARLY RETIREMENT OF DEBT

During 2001, we incurred a $3.0 million charge to write-off deferred financing fees in connection with early retirement of debt.

INCOME TAXES

Income tax benefits were recorded at an effective rate of 29% for 2001 compared with 37% for 2000. The decline in the benefit rate for 2001 is due to expense provisions and reserves taken for financial reporting purposes that will not be deductible for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

Our primary uses of funds will be to fund our working capital requirements, make payments on our debt and other obligations and make plant turnarounds and capital expenditures. The principal sources of funds will be cash flow from operations and borrowings under available bank facilities.

March 2003 natural gas future prices closed at over $9.00 per MMBtu in February 2003. As a result, we substantially reduced our North American production rates at the end of February 2003 and could make further reductions. The timing and extent to which we will resume normal production rates will depend on declines to natural gas costs from these levels and/or increases to nitrogen products and methanol selling prices. Failure to resume normal production rates would adversely affect results of operations and net cash flows from operating activities and could affect our ability to meet the covenants of our bank facilities.

Net cash provided by 2002 operations was $146.2 million, composed of $41.9 million of cash provided from operating activities plus $104.3 million from declines in working capital balances. The decline to net working capital balances reflected $40 million of customer prepayments and unusually high inventory balances at December 31, 2001 as the result of reduced demand during the 2001 first half and customer reluctance to buy product in the 2001 second half because of concerns over 2002 demand. Cash provided from operating activities was $162.1 million more than in 2001 as the result of higher 2002 operating income and the decline in net working capital.

During 2001, we issued $200 million of senior secured notes due 2008. These notes will mature on October 15, 2008, and bear interest at a rate of 12 7/8%, payable semi-annually. They are unconditionally guaranteed by Terra Industries Inc. and its wholly owned U.S. subsidiaries. These notes and guarantees are secured by a first priority security interest in our ownership and leasehold interest in substantially all of the real property, machinery and equipment owned or leased by Terra Capital, Inc. and the guarantors and certain other assets. The Indenture governing these notes contains covenants that limit, among other things, our ability to: incur additional debt, pay dividends on common stock of Terra Industries Inc. or repurchase shares of such common stock, make investments (other than in Terra Capital, Inc. or any guarantor), use assets as security in other transactions, sell any of our principal production facilities or sell other assets outside the ordinary course of business, enter into transactions with affiliates, limit dividends or other payments by our restricted subsidiaries to us, enter into sale and leaseback transactions, engage in other businesses, sell all or substantially all of our assets or merge with or into other companies, and reduce our insurance coverage. In addition, we are obligated to offer to repurchase these notes upon a Change of Control (as defined in the Indenture) at a cash price equal to 101% of the aggregate principal amount outstanding at that time, plus accrued interest to the date of purchase. The Indenture governing these notes contains events of default and remedies customary for a financing of this type. Offering proceeds, existing cash balances and revolving credit lines were used to retire $159 million of senior notes and $99 million of bank term notes due in 2003.

We have a $175 million revolving credit facility that expires in June 2005. Borrowing availability under the credit facility is generally based on eligible cash balances, 85% of eligible accounts receivable and 60% of eligible finished goods inventory, less outstanding letters of credit. At December 31, 2002, we had no outstanding revolving credit borrowings and $21 million in outstanding letters of credit, resulting in remaining borrowing availability of approximately $124 million under the facility. We are required under the credit facility to maintain $30 million minimum borrowing availability at all times. We expect the facility to be adequate to meet our operating cash needs. The credit facility also requires that we adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates. In addition, if borrowing availability declines below $60 million, we are required to have generated $60 million of operating cash flows, or earnings before interest, income taxes, depreciation, amortization and other non-cash items (as defined in the credit facility) for the preceding four quarters. The amount of operating cash flows to measure credit facility compliance is different than amounts that can be derived from Terra's financial statements. For the years ending December 31, 2002 and 2001, operating cash flows as defined in the credit facility were $91 million and $66 million, respectively. Failure to meet these covenants would require us to incur additional costs to amend the bank facilities or could result in termination of the facilities.

Contractual obligations and commitments to make future payments were as follows at December 31, 2002:

                                              Payments Due In
-------------------------------------------------------------------------------
                              Less than        Two to      Four to
(in millions)                  One Year   Three Years   Five Years   Thereafter
-------------------------------------------------------------------------------
Long-term debt                $     0.1   $     200.4   $       --   $    200.0
Operating leases                   14.5          21.9         18.0         14.0
Capital lease obligations           0.2           0.4           --           --
Purchase obligations               15.9            --           --           --
-------------------------------------------------------------------------------
Total                         $    30.7   $     222.7   $     18.0   $    214.0
===============================================================================

During 2002 and 2001, we funded plant and equipment purchases of $25 million and $15 million, respectively, primarily for replacement or stay-in-business capital needs. We expect 2003 plant and equipment purchases to be less than $30 million consisting primarily of the expenditures for routine replacement of equipment at manufacturing facilities.

Plant turnaround costs represent cash used for the periodic scheduled major maintenance of our continuous process production facilities that is performed at each plant generally every two years. We funded $24 million and $30 million of plant turnaround costs in 2002 and 2001. We estimate 2003 plant turnaround costs will approximate $30 million.

Our pension liabilities were $226 million at December 31, 2002, which was $91 million higher than pension plan assets. The pension liability was computed based on a 6.3% discount rate based on yields for high-quality corporate bonds (Moody's Investor Service "AA" rated or equivalent) with a maturity approximating the duration of our pension liability. Future declines in comparable bond yields would increase our pension liability and future increases in bond yields would decrease our pension liability. Our net pension liability, after deduction of plan assets, could also increase or decrease depending on the extent that returns on pension plan assets are lower or higher than the 6.3% discount rate. Our cash contributions to pension plans were $7 million in 2002 and are estimated at $7 million in 2003, $20 million in 2004, $15 million in 2005 and $7 million in 2006. Actual contributions for 2004 and beyond could vary depending on actual returns for plan assets, legislative changes to pension funding requirements and plan amendments.

Expenditures related to environmental, health and safety regulation compliance are primarily composed of operating costs that totaled $9.7 million in 2002. Because environmental, health and safety regulations are expected to continue to change and generally to be more restrictive than current requirements, the costs of compliance will likely increase. We do not expect compliance with such regulations will have a material adverse effect on the results of operations, financial position or net cash flows.

We incurred $1.5 million of 2002 capital expenditures to ensure compliance with environmental, health and safety regulations. We may be required to install additional air and water quality control equipment, such as low nitrous oxide burners, scrubbers, ammonia sensors and continuous emission monitors to continue to achieve compliance with Clean Air Act and similar requirements. These equipment requirements typically apply to competitors as well. We estimate that the cost of complying with these existing requirements in 2003 and beyond will be less than $20 million.

On December 17, 1997, we announced that we were resuming purchases of common units of TNCLP on the open market and through privately negotiated transactions. We acquired 183,500 and 316,500 common units during 2001 and 2000, respectively. Additional purchases of TNCLP common units are restricted under the terms of our revolving credit agreement as described therein.

During 2002, 2001 and 2000, we distributed $1.8 million, $2.0 million and $1.1 million, respectively, to the minority TNCLP common unitholders. TNCLP distributions are based on "Available Cash" (as defined in the Partnership Agreement).

Cash balances at December 31, 2002 were $58.5 million, all of which is unrestricted.

RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143). This standard requires us to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and effective for our fiscal year 2003. We do not expect the impact, if any, arising from adoption of this standard to be material to our financial position.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections". SFAS 145 concludes that debt extinguishment used as part of a company's risk management strategy should not be classified as an extraordinary item. On adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," Terra has reclassified an extraordinary loss on early retirement of debt in 2001 to continuing operations.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This standard was effective for Terra's fiscal year-end 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No 45, "Guarantor's Accounting and Disclosure Requirements, Including Indirect Guarantees of Indebtedness of Others". FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. FIN 45 also expands the disclosure to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. The provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for Terra in 2003. Terra believes that FIN 45 will not have a significant impact, if any, to our financial position.

PENDING CHANGE OF CONTROL

Anglo American plc, through a wholly-owned subsidiary, owns 48.8% of our outstanding shares. Anglo American has announced its intention to dispose of its interest in Terra with the timing based on market and other considerations.

FORWARD-LOOKING PRECAUTIONS

Information contained in this report, other than historical information, may be considered forward-looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in agricultural regulations, and other risks detailed in the "Factors that Affect Operating Results" section of this discussion.

                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                 At December 31,
                                                          ----------------------------
(in thousands)                                                2002            2001
--------------------------------------------------------------------------------------
ASSETS
  Cash and short-term investments                         $     58,479    $      7,125
  Accounts receivable, less allowance for doubtful
   accounts of $135 and $936                                   101,013         101,363
  Inventories                                                   88,598         110,027
  Other current assets                                          31,201          35,142
--------------------------------------------------------------------------------------
  Total current assets                                         279,291         253,657
--------------------------------------------------------------------------------------
  Property, plant and equipment, net                           790,475         824,982
  Deferred plant turnaround costs                               29,177          23,062
  Excess of cost over net assets of acquired
   businesses                                                       --         206,209
  Other assets                                                  29,167          28,133
--------------------------------------------------------------------------------------
  Total assets                                            $  1,128,110    $  1,336,043
======================================================================================
LIABILITIES
  Debt due within one year                                $        143    $         68
  Accounts payable                                              94,916          75,077
  Accrued and other liabilities                                 98,330          42,134
--------------------------------------------------------------------------------------
  Total current liabilities                                    193,389         117,279
--------------------------------------------------------------------------------------
  Long-term debt and capital lease obligations                 400,358         436,534
  Deferred income taxes                                         72,748         112,645
  Pension liabilities                                           60,722          30,125
  Other liabilities                                             44,197          39,514
  Minority interest                                             98,832          99,167
  Commitments and contingencies (Note 12)                           --              --
--------------------------------------------------------------------------------------
  Total liabilities and minority interest                      870,246         835,264
--------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Capital stock
    Common Shares, authorized 133,500 shares;
     76,920 and 76,451 shares outstanding                      128,654         128,363
  Paid-in capital                                              555,167         554,850
  Accumulated other comprehensive loss                         (63,668)        (78,470)
  Retained deficit                                            (362,289)       (103,964)
--------------------------------------------------------------------------------------
  Total stockholders' equity                                   257,864         500,779
--------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity              $  1,128,110    $  1,336,043
======================================================================================

See accompanying Notes to the Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 Year ended December 31,
                                                                      --------------------------------------------
(in thousands, except per-share amounts)                                  2002            2001            2000
------------------------------------------------------------------------------------------------------------------
REVENUES
  Net sales                                                           $  1,042,429    $  1,032,610    $  1,053,452
  Other income, net                                                          1,554           4,700           9,558
------------------------------------------------------------------------------------------------------------------
                                                                         1,043,983       1,037,310       1,063,010
------------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
  Cost of sales                                                          1,009,970       1,047,219         975,966
  Selling, general and administrative expense                               39,420          37,886          44,237
  Product claim costs                                                           --          14,023              --
------------------------------------------------------------------------------------------------------------------
                                                                         1,049,390       1,099,128       1,020,203
------------------------------------------------------------------------------------------------------------------
  Income (loss) from operations                                             (5,407)        (61,818)         42,807
  Insurance settlement costs                                                    --              --          (5,968)
  Interest income                                                              543           3,364           3,869
  Interest expense                                                         (53,800)        (53,594)        (51,511)
  Minority interest                                                         (1,510)          2,247          (5,379)
  Loss on early retirement of debt                                              --          (3,042)             --
------------------------------------------------------------------------------------------------------------------
  Loss from continuing operations before income taxes                      (60,174)       (112,843)        (16,182)
  Income tax benefit                                                       (24,000)        (33,000)         (6,000)
------------------------------------------------------------------------------------------------------------------
  Loss from continuing operations                                          (36,174)        (79,843)        (10,182)
  Discontinued operations, net of income taxes
   of $9.5 million (Note 12)                                               (16,183)             --              --
  Cumulative effect of change in accounting principle (Note 2)            (205,968)             --              --
------------------------------------------------------------------------------------------------------------------
Net Loss                                                              $   (258,325)   $    (79,843)   $    (10,182)
==================================================================================================================
BASIC AND DILUTED LOSS PER SHARE:
  Continuing operations                                               $      (0.48)   $      (1.06)   $      (0.14)
  Discontinued operations                                                    (0.22)             --              --
  Cumulative effect of change in accounting principle                        (2.73)             --              --
------------------------------------------------------------------------------------------------------------------
Net Loss Per Share                                                    $      (3.43)   $      (1.06)   $      (0.14)
==================================================================================================================

See accompanying Notes to the Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year ended December 31,
                                                               --------------------------------------------
(in thousands)                                                     2002            2001            2000
-----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                       $   (258,325)   $    (79,843)   $    (10,182)
Adjustments to reconcile net loss
to net cash flows from operating activities:
  Loss from discontinued operations                                  16,183              --              --
  Cumulative effect of change in accounting principle               205,968              --              --
  Loss on early retirement of debt                                       --           3,042              --
  Depreciation and amortization                                     105,856         130,772         125,630
  Deferred income taxes                                             (29,246)        (32,533)          1,881
  Minority interest in earnings (loss)                                1,510          (2,247)          5,379
Change in current assets and liabilities:
  Accounts receivable                                                 2,929           4,184          (7,644)
  Inventories                                                        24,263         (10,635)         28,388
  Other current assets                                                9,567         (20,808)         13,981
  Accounts payable                                                   17,461          13,366         (22,978)
  Accrued and other liabilities                                      52,931         (20,790)         11,078
Other                                                                (2,861)           (354)         (1,975)
-----------------------------------------------------------------------------------------------------------
Net Cash Flows From Operating Activities                            146,236         (15,846)        143,558
-----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Purchase of property, plant and equipment                         (25,186)        (14,838)        (12,219)
  Plant turnaround costs                                            (24,260)        (30,408)        (21,754)
  Other                                                              (7,203)         18,638           6,063
-----------------------------------------------------------------------------------------------------------
Net Cash Flows From Investing Activities                            (56,649)        (26,608)        (27,910)
-----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net short-term debt repayments                                         --              --          (6,000)
  Issuance of long-term debt                                             --         200,000              --
  Principal payments on long-term debt
   and capital lease obligations                                    (36,101)       (236,752)         (7,107)
  Stock  issuance - net                                                 608             180               7
  Distributions to minority interests                                (1,846)         (2,028)         (1,119)
  Repurchase of TNCLP common units                                       --          (1,671)         (2,414)
  Deferred financing costs                                           (1,173)        (11,442)         (6,697)
-----------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                            (38,512)        (51,713)        (23,330)
-----------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                 279            (133)           (683)
-----------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Short-Term Investments               51,354         (94,300)         91,635
Cash and Short-Term Investments at Beginning of Year                  7,125         101,425           9,790
-----------------------------------------------------------------------------------------------------------
Cash and Short-Term Investments at End of Year                 $     58,479    $      7,125    $    101,425
===========================================================================================================
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
Interest Paid                                                  $     54,267    $     50,130    $     50,851
===========================================================================================================
Income Taxes Received                                          $      5,292    $        288    $     14,058
===========================================================================================================
SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:
Capital Lease Obligations                                      $        292    $        366    $         --
===========================================================================================================

See accompanying Notes to the Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                            Accumulated
                                                              Capital Stock                   Other         Retained
                                           Comprehensive    -----------------   Paid-In    Comprehensive    Earnings
(in thousands)                             Income (Loss)    Shares    Amount    Capital       Income        (Deficit)       Total
-----------------------------------------------------------------------------------------------------------------------------------
January 1, 2000                                             75,309  $ 127,890  $ 552,903   $      (9,852)  $  (13,939)   $  657,002
-----------------------------------------------------------------------------------------------------------------------------------

Comprehensive Loss
  Net loss                                 $     (10,182)       --         --         --              --      (10,182)      (10,182)
  Foreign currency
   translation adjustments                       (38,263)       --         --         --         (38,263)          --       (38,263)
                                           -------------
  Total                                    $     (48,445)
                                           =============
Exercise of stock options, net                                   5          5          2              --           --             7
Stock Incentive Plan                                           571        388      1,845              --           --         2,233
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                           75,885  $ 128,283  $ 554,750   $     (48,115)  $  (24,121)   $  610,797
-----------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income (Loss)
  Net loss                                 $     (79,843)       --         --         --              --      (79,843)      (79,843)
  Foreign currency
   translation adjustments                       (14,957)       --         --         --         (14,957)          --       (14,957)
  Cumulative effect of change in
   accounting for derivative
   financial instruments                          31,400        --         --         --          31,400           --        31,400
  Income tax effect of change in
   accounting                                    (10,990)       --         --         --         (10,990)          --       (10,990)
  Change in fair value of derivatives,
   net of taxes of $13,752                       (24,922)       --         --         --         (24,922)          --       (24,922)
  Minimum pension liability,
   net of taxes of $7,257                        (10,886)       --         --         --         (10,886)          --       (10,886)
                                           -------------
  Total                                    $    (110,198)
                                           =============
Exercise of stock options, net                                  80         80        100              --           --           180
Stock Incentive Plan                                           486         --         --              --           --            --
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 2001                                           76,451  $ 128,363  $ 554,850   $     (78,470)  $ (103,964)   $  500,779
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income (Loss)
  Net loss                                 $    (258,325)       --         --         --              --     (258,325)     (258,325)
  Foreign currency
   translation adjustments                        24,514        --         --         --          24,514           --        24,514
  Change in fair value of derivatives,
   net of taxes of $5,414                          8,490        --         --         --           8,490           --         8,490
  Minimum pension liability,
   net of taxes of $10,053                       (18,202)       --         --         --         (18,202)          --       (18,202)
                                           -------------
  Total                                    $    (243,523)
                                           =============
Exercise of stock options, net                                  26         26         11              --           --            37
Stock Incentive Plan                                           443        265        306              --           --           571
-----------------------------------------------------------------------------------------------------------------------------------
December 31, 2002                                           76,920  $ 128,654  $ 555,167   $     (63,668)  $ (362,289)   $  257,864
===================================================================================================================================

See accompanying Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:
The Consolidated Financial Statements include the accounts of Terra Industries Inc. and all majority owned subsidiaries (Terra). All significant intercompany accounts and transactions have been eliminated. Minority interest in earnings and ownership has been recorded for the percentage of limited partnership common units not owned by Terra Industries Inc. for each respective period presented.

Description of business:
Terra produces nitrogen products for agricultural dealers and industrial users, and methanol for industrial users.

Foreign exchange:
Results of operations for the foreign subsidiaries are translated using average currency exchange rates during the period; assets and liabilities are translated using current rates. Resulting translation adjustments are recorded as foreign currency translation adjustments in accumulated other comprehensive income in stockholders' equity.

Cash and short-term investments:
Terra considers short-term investments with an original maturity of three months or less to be cash equivalents, which are reflected at their approximate fair value.

Inventories:
Inventories are stated at the lower of average cost and estimated net realizable value. The average cost of inventories is determined using the first-in, first-out method.

Property, plant and equipment:
Expenditures for plant and equipment additions, replacements and major improvements are capitalized. Related depreciation is charged to expense on a straight-line basis over estimated useful lives ranging from 15 to 22 years for buildings and 3 to 18 years for plants and equipment. Equipment under capital leases is recorded in property with the corresponding obligations in long-term debt. The amount capitalized is the present value at the beginning of the lease term of the aggregate future minimum lease payments. Maintenance and repair costs are expensed as incurred.

Plant turnaround costs:
Costs related to the periodic scheduled major maintenance of continuous process production facilities (plant turnarounds) are deferred and charged to product costs on a straight-line basis during the period until the next scheduled turnaround, generally two years.

Amortization expense of $24.3 million, $23.3 million and $28.6 million was recorded for the years ended December 31, 2002, 2001 and 2000, respectively.

Debt issuance costs:
The costs related to the issuance of debt are amortized over the life of the debt on a straight-line method, which approximates the effective interest method.

Amortization expense of deferred financing costs of $2.8 million, $3.1 million and $1.2 million was recorded for the years ended December 31, 2002, 2001 and 2000, respectively.

Excess of costs over net assets of acquired businesses:
Terra amortized costs in excess of fair value of net assets of businesses acquired using the straight-line method over periods ranging from 15 to 18 years. Unamortized costs were written off through a charge that was reported as the cumulative effect of accounting change during the 2002 first quarter. See
Note 2 - Cumulative Effect of Change in Accounting Principle.

Impairment of long-lived assets:
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-Lived Assets", Terra reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows expected to result from the use of the asset (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the difference between the carrying amount and the fair value of the asset. To date, no such impairment has occurred.

Derivatives and financial instruments:
Terra accounts for derivatives in accordance with SFAS No. 133 "Accounting from Derivative Instruments and Hedging Activities." SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of these instruments at fair value. Changes in the fair value of derivatives are recorded in earnings unless the normal purchase or sale exception applies or hedge accounting is elected.

Terra enters into derivative instruments including futures contracts, swap agreements and purchased options to fix prices for a portion of future natural gas production requirements. Terra has designated, documented and assessed accounting for hedge relationships, which mostly resulted in cash flow hedges that require Terra to record the derivatives assets and liabilities at their fair value on the balance sheet with an offset in other comprehensive income ("OCI"). Hedge ineffectiveness is recorded in earnings. Amounts are removed from other comprehensive income as the underlying transactions occur and realized gains or losses are recorded.

Accumulated other comprehensive (income) loss:
Accumulated other comprehensive loss consisted of the following at December 31:

(in thousands)                                          2002        2001
--------------------------------------------------------------------------
Foreign currency translation adjustment              $  38,558   $  63,072
Derivatives, net of taxes of ($2,652) and $2,763        (3,978)      4,512
Minimum pension liability, net of taxes of
 $17,310 and $7,257                                     29,088      10,886
--------------------------------------------------------------------------
Total                                                $  63,668   $  78,470
==========================================================================

Revenue recognition:
Revenue is recognized when title to finished product passes to the customer. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts and trade allowances. Revenues include amounts paid by customers for shipping and handling.

Cost of sales and hedging transactions:
Realized gains and losses from hedging activities and premiums paid for option contracts are deferred and recognized in the month to which the hedged transactions relate (see Note 13 - Derivative Financial Instruments). Costs associated with settlement of natural gas purchase contracts and costs for shipping and handling are included in cost of sales.

Stock-based compensation:
Terra accounts for its employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, which utilizes the intrinsic value method. Terra follows the disclosure provisions and accounts for non-employee stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

The pro forma impact on net loss and diluted loss per share of accounting for stock-based compensation using the fair value method required by SFAS 123, "Accounting for Stock-Based Compensation" follows:

(in thousands, except per-share data)      2002         2001         2000
----------------------------------------------------------------------------
Net loss
  As reported                           $ (258,325)  $  (79,843)  $  (10,182)
  Pro forma                               (258,385)     (80,031)     (11,123)

Diluted loss per share
  As reported                           $    (3.43)  $    (1.06)  $    (0.14)
  Pro forma                                  (3.43)       (1.07)       (0.15)
============================================================================

Per-share results:
Basic earnings per share data are based on the weighted-average number of Common Shares outstanding during the period. Diluted earnings per share data are based on the weighted-average number of Common Shares outstanding and the effect of all dilutive potential common shares including stock options, restricted shares and contingent shares.

Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications:
Certain reclassifications have been made to prior years' financial statements and notes to conform with current year presentation.

Recently issued accounting standards:
In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This standard requires Terra to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for Terra's fiscal year 2003. Terra does not expect the impact, if any, arising from the adoption of this standard to be material to our financial position.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections". SFAS 145 concludes that debt extinguishment used as part of a company's risk management strategy should not be classified as an extraordinary item. SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. On adoption of SFAS No. 145, Terra has reclassified an extraordinary loss on early retirement of debt in 2001 to continuing operations.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard requires that Terra recognize a liability for a cost associated with an exit or disposal activity when the liability is incurred rather than recognition of the liability at the date of a commitment to an exit plan and is effective for exit or disposal activities that are initiated after December 31, 2002.

On December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. This standard was effective for Terra's fiscal year-end 2002.

In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45 "Guarantor's Accounting and Disclosure Requirements, Including Indirect Guarantees of Indebtedness of Others". FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees. FIN 45 also expands the disclosure to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. The provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for Terra in 2003. Terra believes that FIN 45 will not have a significant impact, if any, to our financial position.

2.     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". These standards establish accounting and reporting for business combinations. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. Adoption of these standards on January 1, 2002 resulted in the determination that $206 million of assets classified as "Excess of cost over net assets of acquired businesses" suffered impairment and had no value. Consequently, these assets were written off through a charge that was reported as a change in accounting principle during the 2002 first quarter. A reconciliation of the historical impact of the change in accounting principle to earnings per share follows:

(in thousands, except per-share data)                     2001         2000
------------------------------------------------------------------------------
Reported net loss                                      $ (79,843)  $   (10,182)
Goodwill amortization, net of taxes                       18,829        19,413
------------------------------------------------------------------------------
Adjusted net income (loss)                             $ (61,014)  $     9,231
==============================================================================

Reported basic and diluted loss per share              $   (1.06)  $     (0.14)
Goodwill amortization, net of taxes                          .25           .26
------------------------------------------------------------------------------
Adjusted basic and diluted income (loss) per share     $   (0.81)  $      0.12
==============================================================================

3.     EARNINGS PER SHARE

The following table provides a calculation of Basic and Diluted Loss Per Share.

(in thousands, except per-share data)                              2002          2001          2000
------------------------------------------------------------------------------------------------------
BASIC AND DILUTED LOSS PER SHARE COMPUTATION:
Loss from continuing operations                                $   (36,174)   $  (79,843)   $  (10,182)
Loss from discontinued operations                                  (16,183)           --            --
------------------------------------------------------------------------------------------------------
Loss before change in accounting
 principle and extraordinary item                                  (52,357)      (79,843)      (10,182)
Cumulative effect of change in accounting principle               (205,968)           --            --
------------------------------------------------------------------------------------------------------
Loss applicable to common shareholders                         $  (258,325)   $  (79,843)   $  (10,182)
======================================================================================================
Basic and diluted weighted average shares outstanding               75,349        75,118        74,707
======================================================================================================
Loss per share from continuing operations                      $     (0.48)   $    (1.06)   $    (0.14)
Loss per share from discontinued operations                          (0.22)           --            --
------------------------------------------------------------------------------------------------------
Loss per share before change in accounting
 principle and extraordinary item                                    (0.70)        (1.06)        (0.14)
Cumulative effect of change in accounting principle                  (2.73)           --            --
------------------------------------------------------------------------------------------------------
Basic and diluted loss per share                               $     (3.43)   $    (1.06)   $    (0.14)
======================================================================================================

4.     INVENTORIES

Inventories consisted of the following at December 31:

(in thousands)                                            2002          2001
-------------------------------------------------------------------------------
Raw materials                                         $    22,546   $    27,904
Supplies                                                   26,765        21,471
Finished goods                                             39,287        60,652
-------------------------------------------------------------------------------
Total                                                 $    88,598   $   110,027
===============================================================================

5.     OTHER CURRENT ASSETS

Other current assets consisted of the following at December 31:

(in thousands)                                           2002           2001
-------------------------------------------------------------------------------
Prepaid insurance                                     $    15,651   $    13,405
Prepaid natural gas                                            --         5,520
Other current assets                                       15,550        16,217
-------------------------------------------------------------------------------
Total                                                 $    31,201   $    35,142
===============================================================================

6.     PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following at December 31:

(in thousands)                                          2002           2001
-------------------------------------------------------------------------------
Land                                                $     13,669   $     12,756
Buildings and improvements                                56,258         54,891
Plant and equipment                                    1,249,373      1,207,890
Capital lease assets                                         633            279
Construction in progress                                  13,669         10,679
-------------------------------------------------------------------------------
                                                       1,333,602      1,286,495
Less accumulated depreciation and amortization          (543,127)      (461,513)
-------------------------------------------------------------------------------
Total                                               $    790,475   $    824,982
===============================================================================

7.     PRODUCT CLAIM COSTS

Terra Nitrogen (U.K.) Limited was found liable for damages associated with May 1998 recalls of carbonated beverages containing carbon dioxide tainted with benzene, plus interest and attorney fees. Appeals against those judgments were unsuccessful. Certain other beverage manufacturers have indicated their intention to file claims for various and unspecified amounts. Management estimates total claims against Terra from these lawsuits may be (pound)10 million, or $14 million when Terra, in 2001, established reserves to cover estimated losses.

Terra's management believes it has recourse for these claims against both its insurer and the previous owner of Terra's U.K. operations. Although management continues to pursue Terra's rights against the insurer and the previous owner of Terra's U.K. operations, there will be no income recognition for those rights until resolutions are finalized.

8.     INSURANCE SETTLEMENT COSTS

During 2000, Terra incurred $6.0 million of legal and other professional fees in connection with a lawsuit to recover losses related to a 1994 explosion at Terra's Port Neal facility. These costs were related to an insurance recovery gain reported in Terra's 1997 financial statements, which was excluded from the determination of operating income.

9.     CURRENT MATURITIES OF LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Debt due within one year consisted of the following at December 31:

(in thousands)                                        2002      2001
---------------------------------------------------------------------
Current maturities of long-term debt and capital
 lease obligations                                   $   143   $   68
=====================================================================

Weighted average short-term borrowings               $    --   $  334
=====================================================================

Weighted average interest rate                          5.59%    6.56%
=====================================================================

Terra has a $175 million revolving credit facility that expires June 30, 2005. The revolving credit facility is secured by substantially all of the assets of Terra Industries Inc. and its subsidiaries other than the assets collateralizing the Senior Secured Notes. Borrowing availability is generally based on 100% of eligible cash balances, 85% of eligible accounts receivable and 60% of eligible finished goods inventory less outstanding letters of credit issued under the facility. Borrowings under the revolving credit facility will bear interest at a floating rate, which can be either a base rate, or, at Terra's option, a LIBOR rate, which was 4.15% at December 31, 2002. The base rate is the highest of 1) Citibank, N.A.'s base rate 2) the federal funds effective rate, plus one-half percent (0.50%) per annum and 3) the base three month certificate of deposit rate, plus one-half percent (0.50%) per annum, plus an applicable margin in each case. LIBOR loans will bear interest at LIBOR plus an applicable margin. The applicable margin for base rate loans and LIBOR loans are 1.75% and 2.75%, respectively, at December 31, 2002. The revolving credit facility requires an initial one-half percent (0.50%) commitment fee on the difference between committed amounts and amounts actually borrowed.

At December 31, 2002, Terra had no outstanding revolving credit borrowings and $20.9 million in outstanding letters of credit, resulting in remaining borrowing availability of approximately $124 million under the facility. Terra expects the facility to be adequate to meet operating cash needs. The credit facility also requires that Terra adhere to certain limitations on additional debt, capital expenditures, acquisitions, liens, asset sales, investments, prepayments of subordinated indebtedness, changes in lines of business and transactions with affiliates. If Terra's borrowing availability falls below $60 million, Terra is required to have achieved minimum operating cash flows or earnings before interest, income taxes, depreciation, amortization and other non-cash items of $60 million during the most recent four quarters. The amount of operating cash flows to measure credit facility compliance is different than amounts that can be derived from Terra's financial statements. For the years ending December 31, 2002 and 2001, operating cash flows as defined in the credit facility were $91 million and $66 million, respectively.

10.    ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following at December 31:

(in thousands)                                            2002          2001
-------------------------------------------------------------------------------
Customer deposits                                     $    40,500   $     3,596
Payroll and benefit costs                                   6,243         4,090
Pension liabilities                                         7,062         6,811
Deferred taxes                                             11,718         5,301
Accrued jury award                                         10,139            --
Accrued interest                                            6,363         7,972
Other                                                      16,305        14,364
-------------------------------------------------------------------------------
Total                                                 $    98,330   $    42,134
===============================================================================

On January 29, 2003, a jury awarded $10.1 million to an individual whose distribution and crop consulting business was acquired by Terra in 1997. Terra recorded the charge to discontinued operations, net of taxes of $3.5 million in 2002. Terra, which sold its distribution business in 1999, plans to appeal the verdict.

11.    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consisted of the following at December 31:

(in thousands)                                   2002          2001
----------------------------------------------------------------------
Senior Secured Notes, 12.875%, due 2008      $   200,000   $   200,000
Senior Notes, 10.5%, due 2005                    200,000       200,000
Revolving credit facility, due 2005                   --        36,277
Other                                                501           325
----------------------------------------------------------------------
                                                 400,501       436,602
Less current maturities                              143            68
----------------------------------------------------------------------
Total                                        $   400,358   $   436,534
======================================================================

On October 10, 2001, Terra Capital, Inc., ("TCAPI") a wholly owned subsidiary of Terra Industries Inc., issued $200 million of 12.875% Senior Secured Notes due in 2008. The notes were priced at 99.43% to yield 13%. Fees and expenses of the transaction totaled $11.4 million. The proceeds were used to repay existing debt. The notes are secured by a first priority interest in ownership or leasehold interest in substantially all real property, machinery and equipment owned or leased by TCAPI and the guaranteeing subsidiaries, the limited partnership's interest in Terra Nitrogen Company, L.P. ("TNCLP") owned by TCAPI and the guaranteeing subsidiaries, and certain intercompany notes issued to TCAPI by non-guaranteeing subsidiaries.

Payment obligations under the Senior Secured Notes are fully and unconditionally guaranteed on a joint and several basis by Terra Industries Inc. ("Parent") and its wholly owned U.S. subsidiaries ("the Guarantor Subsidiaries"). Terra Nitrogen, Limited Partnership, TNCLP and the Parent's foreign subsidiaries do not guarantee the notes (see Note 21 - Guarantor Subsidiaries for condensed consolidating financial information). The Parents' ability to receive dividends from its subsidiaries is limited by the credit agreement to amounts required for the funding of operating expenses and debt service (not to exceed $40 million per year), income tax payments on the earnings of TCAPI and its subsidiaries and liabilities associated with discontinued operations (not to exceed $5 million per year). In addition, dividends to the Parent are permitted for the purpose of retiring the 10.5% Senior Notes due in 2005 or purchasing common units in TNCLP subject to credit agreement restrictions on such purchases.

The Indenture governing the Senior Secured Notes contains covenants that limit, among other things, Terra's ability to: incur additional debt, pay dividends on common stock of Terra Industries Inc. or repurchase shares of such common stock, make investments (other than in Terra Capital or any guarantor), use assets as security in other transactions, sell any of Terra's principal production facilities or sell other assets outside the ordinary course of business, enter into transactions with affiliates, limit dividends or other payments by Terra's restricted subsidiaries, enter into sale and leaseback transactions, engage in other businesses, sell all or substantially all of Terra's assets or merge with or into other companies, and reduce Terra's insurance coverage. In addition, Terra is obligated to offer to repurchase these notes upon a Change of Control (as defined in the Indenture) at a cash price equal to 101% of the aggregate principal amount, plus accrued interest to the date of purchase. The Indenture governing these notes contains events of default and remedies customary for a financing of this type. Offering proceeds, existing cash balances and revolving credit lines were used to retire $159 million of senior notes and $99 million of bank term notes due in 2003.

The 10.5% unsecured Senior Notes are redeemable at Terra's option, in whole or part, at any time at their principal amount, plus accrued interest.

Scheduled principal payments for each of the five years 2003 through 2007 are $0.1 million, $0.2 million, $200.2 million, $0 million and $0 million, respectively, and $200.0 million thereafter.

12.    COMMITMENTS AND CONTINGENCIES

Terra and its subsidiaries are committed to various non-cancelable operating leases for equipment, railcars and production, office and storage facilities expiring on various dates through 2017. Total minimum rental payments are as follows:

(in thousands)
-------------------------------------------------------------------------------
2003                                                                  $  14,469
2004                                                                     12,020
2005                                                                      9,881
2006                                                                      7,506
2007                                                                     10,554
2008 and thereafter                                                      13,995
-------------------------------------------------------------------------------
Net minimum lease payments                                            $  68,425
===============================================================================

Total rental expense for continuing operations under all leases, including short-term cancelable operating leases, was $15.6 million, $15.3 million and $18.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Following is a summary of future minimum payments under capital leases, together with the present value of the net minimum payments as of December 31, 2002:

(in thousands)
-------------------------------------------------------------------------------
2003                                                                  $     180
2004                                                                        180
2005                                                                        179
2006                                                                         39
-------------------------------------------------------------------------------
Total minimum lease payments                                          $     578
Less amount representing interest                                            85
-------------------------------------------------------------------------------
Total present value of minimum payments                                     493
Less current portion of such obligations                                    137
-------------------------------------------------------------------------------
Long-term lease obligation                                            $     356
===============================================================================

The effective interest rates pertaining to the capital leases range from 6.8% to 13.9%.

Terra is liable for retiree medical benefits of employees of coal mining operations sold in 1993, under the Coal Industry Retiree Health Benefit Act of 1992, which mandated liability for certain retiree medical benefits for union coal miners. Terra has provided reserves adequate to cover the estimated present-value of these liabilities at December 31, 2002.

Terra's discontinued operations reserves at December 31, 2002 totaled approximately $38 million, of which $26 million is attributable to expected future payments for the coal operation's retirees and other former employees. Terra may recover a portion of these payments through its rights in bankruptcy against Harman Coal Company (a former coal subsidiary), and subject to damages received by Harman Coal Company through its on-going litigation with Massey Energy Company. No provision for such recoveries has been made in Terra's financial statements.

Terra is involved in various legal actions and claims, including environmental matters, arising from the normal course of business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the results of Terra's operations, financial position or net cash flows.

13.    DERIVATIVE FINANCIAL INSTRUMENTS

Terra manages risk using derivative financial instruments for (a) changes in natural gas supply prices (b) interest rate fluctuations and (c) currency. Derivative financial instruments have credit risk and market risk.

To manage credit risk, Terra enters into derivative transactions only with counter-parties who are currently rated BBB or better or equivalent as recognized by a national rating agency. Terra will not enter into transactions with a counter-party if the additional transaction will result in credit exposure exceeding $20 million. The credit rating of counter-parties may be modified through guarantees, letters of credit or other credit enhancement vehicles.

Terra classifies a derivative financial instrument as a hedge if all of the following conditions are met:

     1. The item to be hedged must expose Terra to currency, interest or price risk.
     2. It must be probable that the results of the hedge position substantially offset the effects of currency, interest or price changes on the hedged item (e.g., there is a high correlation between the hedge position and changes in market value of the hedge item).
     3. The derivative financial instrument must be designated as a hedge of the item at the inception of the hedge.

SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" requires that all derivative instruments, whether designated in hedging relationships or not, be recorded in the balance sheet at fair value. If the derivative is designated as a fair value hedge, the change in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in fair value of the derivative are recorded in other comprehensive income (OCI) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Terra has designated its natural gas derivative instruments as cash flow hedges. The effective portion of the cash flow hedge is deferred in OCI until the natural gas it relates to is purchased and used in production, at which time it is reclassified from OCI to earnings.

Natural Gas Prices - United Kingdom Operations - To meet natural gas production requirements at Terra's United Kingdom production facilities, Terra enters into one- or two-year gas supply contracts with fixed prices for a portion of the supply to be delivered to our production facilities. As of December 31, 2002, Terra had fixed-price contracts for 18% of its 2003 United Kingdom natural gas requirements and none of its 2004 United Kingdom natural gas requirements. Terra does not use derivative financial instruments for its United Kingdom natural gas needs.

Natural Gas Prices - North American Operations - Natural gas supplies to meet production requirements at Terra's production facilities are purchased at market prices. Natural gas market prices are volatile and Terra effectively fixes prices for a portion of its natural gas production requirements and inventory through the use of futures contracts, swaps and options. These contracts reference physical natural gas prices or appropriate NYMEX futures contract prices. Contract physical prices are frequently based on prices at the Henry Hub in Louisiana, the most common and financially liquid location of reference for financial derivatives related to natural gas. However, natural gas for Terra's six production facilities is purchased at locations other than Henry Hub, which often creates a location basis differential between the contract price and the physical price of natural gas. Accordingly, the use of financial derivatives may not exactly offset the change in the price of physical gas. The contracts are traded in months forward and settlement dates are scheduled to coincide with gas purchases during that future period.

Annual consolidated production requirements are approximately 160 million MMBtu. Derivative contracts and firm purchase commitments were in place at December 31, 2002 to cover approximately 13% of 2003 natural gas requirements.

A swap is a contract between Terra and a third party to exchange cash based on a designated price. Option contracts give the holder the right to either own or sell a futures or swap contract. The futures contracts require maintenance of cash balances generally 10% to 20% of the contract value and option contracts require initial premium payments ranging from 2% to 5% of contract value. Basis swap contracts require payments to or from Terra for the amount, if any, that monthly published gas prices from the source specified in the contract differ from prices of NYMEX natural gas futures during a specified period. There are no initial cash requirements related to the swap and basis swap agreements.

The following summarizes open natural gas derivative contracts at December 31, 2002 and 2001:

(in thousands)                2002                    2001
-------------------------------------------------------------------
                      Contract   Unrealized   Contract   Unrealized
                        MMBtu       Gain        MMBtu       Loss
-------------------------------------------------------------------
Swaps                   5,520    $    2,649     15,100   $   (2,543)
Options                 2,330           690         --           --
-------------------------------------------------------------------
                        7,850    $    3,339     15,100   $   (2,543)
===================================================================
Basis swaps                --    $       --        797   $      (28)
===================================================================

Gains and losses on settlement of these contracts and premium payments on option contracts are credited or charged to cost of sales in the month in which the hedged transaction closes. The risk and reward of outstanding natural gas positions are directly related to increases or decreases in natural gas prices in relation to the underlying NYMEX natural gas contract prices. Realized gains on closed contracts relating to future periods as of December 31, 2002 were $1.9 million. Cash flows related to natural gas hedging are reported as cash flows from operating activities.

Compared with spot prices, natural gas derivative activities reduced Terra's 2002 natural gas costs by $16.3 million, increased 2001 natural gas costs by $15.2 million and reduced 2000 natural gas costs by $76.8 million.

Interest Rate Fluctuations - In 1997, Terra entered into interest rate swap agreements to fix the interest rate on $100 million of its floating rate obligations at an average base rate of approximately 6.05% per annum. The interest rate swap agreements that were designated as hedges expired December 31, 2002. The differential paid or received on interest rate swap agreements has been recognized as an adjustment to interest expense. Cash flows for the interest rate swap agreements are classified as cash flows from operations.

The following table presents the carrying amounts and estimated fair values of Terra's derivative financial instruments at December 31, 2002 and 2001. SFAS 107, "Disclosures about Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                              2002                 2001
--------------------------------------------------------------
                       Carrying     Fair    Carrying     Fair
(in millions)           Amount     Value     Amount     Value
--------------------------------------------------------------
Natural gas            $    1.9   $   5.2   $    0.9   $  (3.5)
Interest rate                --        --         --      (3.8)
==============================================================

The following methods and assumptions were used to estimate the fair value of each class of derivative financial instrument:

Natural gas futures, swaps, options and basis swaps: Estimated based on published referenced prices and quoted market prices from brokers.

Interest rate swap agreements: Estimated based on quotes from the market makers of these instruments.

On January 1, 2001, Terra adopted SFAS 133 which resulted in a cumulative $23.3 million increase to current assets, a $9.2 million reduction to current liabilities, a $1.1 million increase in long-term debt and a $31.4 million increase, before deferred taxes of $11.0 million, to accumulated OCI, which reflected the effective portion of the derivatives designated as cash flow hedges. The increase to current assets was to recognize the value of open natural gas contracts, the reduction to current liabilities was to reclassify deferred gains on closed contracts relating to future periods and the increase to long-term debt related to interest rate hedges.

On December 31 the fair value of derivatives resulted in the following increases (decreases) to reflect the effective portion of the derivatives designated as cash flow hedges:

(in thousands)                                        2002         2001
--------------------------------------------------------------------------
Current assets                                     $    7,349   $   (2,571)
Current liabilities                                    (2,764)         912
Long-term liabilities                                  (3,791)       3,791
Deferred income tax liability                           5,414       (2,762)
Accumulated other comprehensive income (loss)           8,490       (4,512)

The increase (decrease) to current assets was to recognize the value of open natural gas contracts; the increase (decrease) to current liabilities was to reclassify deferred gains or losses on closed contracts relating to future periods and the increase to long-term debt related to interest rate hedges.

14.    FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The following table presents the carrying amounts and estimated fair values of Terra's financial instruments at December 31, 2002 and 2001. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                              2002                 2001
                                       ---------------------------------------
                                       Carrying    Fair     Carrying    Fair
(in millions)                           Amount     Value     Amount     Value
------------------------------------------------------------------------------
Financial Assets
  Cash and short-term investments      $   58.5   $  58.5   $    7.1   $   7.1
  Receivables                             101.0     101.0      101.4     101.4
  Equity and other investments              2.5       2.5        2.2       2.2
  Other assets                               --        --        0.8       0.8
Financial Liabilities
  Long-term debt                          400.4     427.6      436.5     446.1
==============================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and receivables: The carrying amounts approximate fair value because of the short maturity of those instruments.

Equity and other investments: Investments in untraded companies are valued on the basis of management's estimates and, when available, comparisons with similar companies whose shares are publicly traded.

Other assets: The amounts reported relate to notes receivable obtained from sale of previous operating assets. The fair value is estimated based on current interest rates and repayment terms of the individual notes.

Short-term borrowings and long-term debt: The fair value of Terra's short-term borrowings and long-term debt is estimated by discounting expected cash flows at the rates currently offered for debt of the same remaining maturities.

Concentration of Credit Risk - Terra is subject to credit risk through trade receivables and short-term investments. Although a substantial portion of its debtors' ability to pay depends upon the agribusiness economic sector, credit risk with respect to trade receivables generally is minimized due to its geographic dispersion. Short-term cash investments are placed in short duration corporate and government debt securities funds with well-capitalized, high quality financial institutions.

Financial Instruments - At December 31, 2002, Terra had letters of credit outstanding totaling $20.9 million, guaranteeing various insurance and financing activities.

15.    STOCKHOLDERS' EQUITY

Terra allocates $1.00 per share upon the issuance of Common Shares to the Common Share capital account. The Common Shares have no par value. At December 31, 2002, 2.9 million Common Shares were reserved for issuance upon award of restricted shares and exercise of employee stock options.

Terra has authorized 16,500,000 Trust Shares for issuance. There were no Trust Shares outstanding at December 31, 2002.

16.    STOCK-BASED COMPENSATION

Terra accounts for its stock-based compensation under the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", which utilizes the intrinsic value method. Compensation expense (income) related to stock-based compensation was $0.9 million, $(0.7) million and $1.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Terra's Stock Incentive Plan of 2002 authorized granting directors and key employees awards in the form of options, rights, performance units or restricted stock. The aggregate number of Common Shares that may be subject to awards under the plan may not exceed 3.5 million shares. There were no outstanding rights or performance units at December 31, 2002. Options generally may not be exercised prior to one year or more than 10 years from the date of grant. Stock options and restricted shares vest over specified periods, or in some cases upon the attainment, prior to a termination date, of pre-established market price objectives for Terra's Common Shares. The restricted shares are entitled to normal voting rights and earn dividends as declared during the performance periods. At December 31, 2002, 2.9 million Common Shares were available for grant under the 2002 Plan.

A summary of Terra's stock-based compensation activity related to stock options for the years ended December 31 follows:

(options in thousands)
----------------------------------------------------------------------------------------------
                                           2002                2001                2000
                                     -----------------   -----------------   -----------------
                                              Weighted            Weighted            Weighted
                                               Average             Average             Average
                                              Exercise            Exercise            Exercise
                                     Number     Price    Number     Price    Number     Price
----------------------------------------------------------------------------------------------
Outstanding - beginning of year       2,084   $   5.19    2,256   $   5.16    3,015   $   6.76
Expired/terminated                      401       5.03       92       6.98      754      11.71
Exercised                                26       1.43       80       2.47        5       1.43
----------------------------------------------------------------------------------------------
Outstanding - end of year             1,657   $   5.28    2,084   $   5.19    2,256   $   5.16
==============================================================================================

The following table summarizes information about stock options outstanding and exercisable at December 31, 2002:

(options in thousands)
------------------------------------------------------------------------------
                            Options Outstanding           Options Exercisable
                  -----------------------------------   ----------------------
                                 Weighted    Weighted                 Weighted
                                  Average     Average                  Average
    Range of         Number      Remaining   Exercise      Number     Exercise
Exercise Prices   Outstanding      Life        Price    Exercisable     Price
------------------------------------------------------------------------------
$ 1.00  $  3.99         1,270   7.00 years   $   3.46         1,160   $   3.61
  4.00     7.99             9   6.00             7.81             6       7.81
  8.00    14.99           378   2.91            11.36           378      11.36
------------------------------------------------------------------------------
Total                   1,657   6.06         $   5.28         1,544   $   5.53
==============================================================================

There were 1,597,000 and 1,258,000 options exercisable at December 31, 2001 and 2000, respectively. No options were granted during 2002, 2001 and 2000.

There were 599,000 restricted shares granted during 2002 with a weighted average fair value of $1.84, 591,000 restricted shares granted during 2001 with a weighted average fair value of $2.92 per share and 699,000 restricted shares granted during 2000 with a weighted average fair value of $2.14 per share. In 2001, 105,900 shares previously awarded at a weighted average fair value of $14.60 per share were forfeited by the recipients.

The pro forma impact on net loss and diluted loss per share of accounting for stock-based compensation using the fair value method required by SFAS 123, "Accounting for Stock-Based Compensation" follows:

(in thousands, except per-share data)        2002         2001         2000
------------------------------------------------------------------------------
Net loss
  As reported                             $ (258,325)  $  (79,843)  $  (10,182)
  Pro forma                                 (258,385)     (80,031)     (11,123)
Diluted loss per share
  As reported                             $    (3.43)  $    (1.06)  $    (0.14)
  Pro forma                                    (3.43)       (1.07)       (0.15)
================================================================================

17.    RETIREMENT BENEFIT PLANS

Terra and its subsidiaries maintain defined benefit pension plans that cover substantially all salaried and hourly employees. Benefits are based on a pay formula. The defined benefit plans' assets consist principally of equity securities and corporate and government debt securities. Terra and its subsidiaries also have certain non-qualified pension plans covering executives, which are unfunded. Terra accrues pension costs based upon annual independent actuarial valuations for each plan and funds these costs in accordance with statutory requirements. The components of net periodic pension expense follow:

(in thousands)                               2002         2001         2000
-------------------------------------------------------------------------------
Service cost                              $    6,182   $    6,351   $    6,856
Interest cost                                 13,073       11,815       11,614
Expected return on plan assets               (12,629)     (15,050)     (14,361)
Amortization of prior service cost                38           37           37
Amortization of actuarial loss                 1,989           --            1
Amortization of net asset                       (306)        (401)        (314)
Termination charge                             1,535        1,560           --
------------------------------------------------------------------------------
Pension expense                           $    9,882   $    4,312   $    3,833
==============================================================================

The following table reconciles the plans' funded status to amounts included in the Consolidated Statements of Financial Position at December 31:

(in thousands)                                          2002          2001
-----------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation-beginning of year       $  186,254    $  178,702
Service cost                                              6,182         6,350
Interest cost                                            13,073        11,815
Participants' contributions                                 360           468
Termination charge                                        1,535         1,560
Actuarial (gain) loss                                    14,762        (4,532)
Foreign currency exchange rate changes                    9,832        (2,988)
Benefits paid                                            (6,346)       (5,121)
-----------------------------------------------------------------------------
Projected benefit obligation-end of year                225,652       186,254
-----------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value plan assets-beginning of year                142,609       177,019
Actual return on plan assets                            (15,371)      (27,028)
Foreign currency exchange rate changes                    6,509        (3,216)
Employer contribution                                     6,518           607
Participants' contributions                                 361           348
Benefits paid                                            (6,346)       (5,121)
-----------------------------------------------------------------------------
Fair value plan assets-end of year                      134,280       142,609
-----------------------------------------------------------------------------

Funded Status                                             (91,372)      (43,645)
Unrecognized net actuarial loss                            68,075        23,807
Unrecognized prior service cost                               103           197
Unrecognized net transition asset                             (65)        1,024
Contributions                                               1,866            --
-------------------------------------------------------------------------------
Accrued benefit cost                                    $ (21,393)    $ (18,617)
===============================================================================

In addition to the accrued benefit cost of $21.4 million at December 31, 2002, Terra has recorded $46.4 million of its pension liability as a charge to other comprehensive income. This charge represents the amount by which the accumulated benefit obligation exceeds the sum of the fair value of plan assets and accrued amounts previously recorded. The total unfunded accumulated benefit obligation of $67.8 million is reflected as other current liabilities and long-term liabilities of $7.1 million and $60.7 million, respectively, in the consolidated statements of financial position.

The assumptions used to determine the actuarial present value of benefit obligations and pension expense during each of the years in the three-year period ended December 31 were as follows:

                                                         2002     2001     2000
-------------------------------------------------------------------------------
Weighted average discount rate                            6.3%     7.3%     6.9%
Long-term per annum compensation increase                 3.9%     4.0%     4.3%
Long-term return on plan assets                           7.6%     8.8%     8.8%
================================================================================

Terra also sponsors a qualified savings plan covering most full-time North American employees and U.K. employees hired after September 30, 2001. Contributions made by participating employees are matched based on a specified percentage of employee contributions up to 6% of the employees' pay base. The cost of Terra's matching contribution to the savings plan totaled $1.6 million in 2002, $1.4 million in 2001 and $1.4 million in 2000.

18.    POST-RETIREMENT BENEFITS

Terra also provides health care benefits for eligible retired employees. Participant contributions and co-payments are subject to escalation. The plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs. The plan is unfunded. Employees hired prior to January 1, 1990, are eligible to participate in the plan if they retired on or before January 1, 2002.

The following table indicates the components of the post-retirement medical benefits obligation included in Terra's Consolidated Statements of Financial Position at December 31:

(in thousands)                                                2002         2001
-------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation-beginning of year                       $ 3,136      $ 3,794
Service cost                                                     8           12
Interest cost                                                  215          260
Participants' contributions                                    294          323
Actuarial (gain) loss                                           60         (415)
Foreign currency exchange rate changes                           3          (29)
Benefits paid                                                 (685)        (809)
-------------------------------------------------------------------------------
Benefit obligation-end of year                               3,031        3,136
-------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value plan assets-beginning of year                        --           --
Employer contribution                                          391          486
Participants' contributions                                    294          323
Benefits paid                                                 (685)        (809)
-------------------------------------------------------------------------------
Fair value plan assets-end of year                              --           --
-------------------------------------------------------------------------------

Funded Status                                              (3,031)       (3,136)
Unrecognized net actuarial gain                              (887)         (998)
Unrecognized prior service cost                               (86)         (120)
Employer contribution                                          94           118
-------------------------------------------------------------------------------
Accrued benefit cost                                    $  (3,910)    $  (4,136)
===============================================================================

Net periodic post-retirement medical benefit (income) expense consisted of the following components:

(in thousands)                                       2002       2001       2000
-------------------------------------------------------------------------------
Service cost                                      $     8    $    12    $    21
Interest cost                                         215        260        220
Amortization of prior service cost                    (36)       (36)      (270)
Amortization of actuarial gain                        (50)      (129)      (657)
-------------------------------------------------------------------------------
Post-retirement medical benefit (income) expense  $   137    $   107    $  (686)
===============================================================================

Terra limits its future obligation for post-retirement medical benefits by capping at 5% the annual rate of increase in the cost of claims it assumes under the plan. The weighted average discount rate used in determining the accumulated post-retirement medical benefit obligation was 6.75% in 2002, 7.4% in 2001 and 7.5% in 2000. The assumed annual health care cost trend rate was 5% in 2001 and is assumed to remain at that level thereafter. A 1% increase in the assumed health care cost trend rate would increase total service and interest cost by $3,000 while a 1% decline would decrease cost by $31,000. The impact on the benefit obligation of a 1% increase in the assumed health care cost trend rate would be $22,000 while a 1% decline in the rate would decrease the benefit obligation by $331,000.

19.    INCOME TAXES

Components of the income tax provision (benefit) applicable to continuing operations are as follows:

(in thousands)                           2002         2001         2000
-----------------------------------------------------------------------
Current:
       Federal                      $ (28,863)   $ (34,596)   $ (21,451)
       Foreign                            218          (52)         215
       State                           (5,227)      (5,447)      (1,592)
-----------------------------------------------------------------------
                                      (33,872)     (40,085)     (22,828)
-----------------------------------------------------------------------
Deferred:
       Federal                          9,284        9,899        9,612
       Foreign                            (11)      (4,670)       6,842
       State                              599        1,866          374
-----------------------------------------------------------------------
                                        9,872        7,095       16,828
-----------------------------------------------------------------------
Total income tax benefit            $ (24,000)   $ (33,000)   $  (6,000)
=======================================================================

The following table reconciles the income tax provision (benefit) per the Consolidated Statements of Operations to the federal statutory provision:

(in thousands)                                       2002         2001         2000
-----------------------------------------------------------------------------------
Loss from continuing operations before taxes:
       Domestic                                 $ (60,345)   $ (77,469)   $ (36,782)
       Foreign                                        171      (35,374)      20,600
-----------------------------------------------------------------------------------
                                                $ (60,174)   $(112,843)   $ (16,182)
===================================================================================
Statutory income tax provision (benefit):
       Domestic                                 $ (21,121)   $ (26,961)   $ (12,874)
       Foreign                                        208      (11,521)       7,107
-----------------------------------------------------------------------------------
                                                 (20,913)     (38,482)       (5,767)
Purchased Canadian tax benefit                         --           --       (1,750)
Foreign adjustments                                    --        6,801           --
Non-deductible expenses, primarily goodwill            70        6,216        6,152
State and local income taxes                       (2,353)      (2,482)      (1,126)
Other                                                (804)      (5,053)      (3,509)
-----------------------------------------------------------------------------------
Income tax benefit                              $ (24,000)   $ (33,000)   $  (6,000)
===================================================================================

The tax effect of net operating loss (NOL), tax credit carryforwards and significant temporary differences between reported and taxable earnings that gave rise to net deferred tax assets (liabilities) were as follows:

(in thousands)                                              2002          2001
------------------------------------------------------------------------------
Current deferred tax liability
     Accrued liabilities                              $  (11,898)   $   (5,568)
     Inventory valuation                                     180           267
------------------------------------------------------------------------------
Net current deferred tax liability                       (11,718)       (5,301)
------------------------------------------------------------------------------
Non-current deferred tax liability
     Depreciation                                       (202,912)     (196,190)
     Investments in partnership                          (20,278)      (23,684)
     U.S. international tax allowance                    (14,688)       (9,682)
     U.K. intercompany interest                               --        (3,815)
     Unfunded employee benefits                            7,269         7,725
     Discontinued business costs                          12,707         4,540
     Valuation allowance                                 (21,276)      (21,276)
     NOL, capital loss and tax credit carryforwards      151,629       127,563
     Accumulated other comprehensive income               14,008        10,046
     Other                                                   793        (7,872)
------------------------------------------------------------------------------
Net noncurrent deferred tax liability                    (72,748)     (112,645)
------------------------------------------------------------------------------

Net deferred tax liability                            $  (84,466)   $ (117,946)
==============================================================================

During 1996, after receiving a favorable ruling from Revenue Canada, Terra refreshed its tax basis in plant and equipment at its Canadian subsidiary by entering into a transaction with a Canadian subsidiary of Anglo American plc, resulting in a deferred tax asset for Terra. The refreshed amount of this tax basis was challenged by Revenue Canada in 2000. Terra's tax basis in certain other plants was also refreshed in 2001 due to ownership changes. Tax benefits of approximately $80 million related to these basis increases have not been recognized, pending ultimate resolution of these matters.

The deferred tax asset related to NOLs includes $21.3 million which Terra's management believes more likely than not will not be realized. Therefore, a valuation allowance of $21.3 million has been provided by Terra. Terra will continue to assess the recoverability for these NOLs, which expire in 2011 and 2012.

Components of income tax provision (benefit) included in net income other than from continuing operations are as follows:

(in thousands)       2002           2001            2000
--------------------------------------------------------
Current:
       Federal   $ (9,456)   $        --   $          --
--------------------------------------------------------
                 $ (9,456)   $        --   $          --
========================================================

20.    INDUSTRY SEGMENT DATA

Terra operates in two principal industry segments - Nitrogen Products and Methanol. The Nitrogen Products business produces and distributes ammonia, urea, nitrogen solutions, ammonium nitrate and other nitrogen products to agricultural and industrial users. The Methanol business manufactures and distributes methanol, which is principally used as a raw material in the production of a variety of chemical derivatives and in the production of methyl tertiary butyl ether (MTBE), an oxygenate and octane enhancer for gasoline. Management evaluates performance based on operating earnings of each segment. Terra does not allocate interest, income taxes or infrequent items to the business segments. Included in Other are general corporate activities not attributable to a specific industry segment. The following summarizes additional information about Terra's industry segments:

                                     Nitrogen
(in thousands)                       Products      Methanol         Other          Total
-------------------------------------------------------------------------------------------
2002
   Revenues                        $   883,971    $   158,458    $     1,554    $ 1,043,983
   Operating income (loss)              (9,351)         7,325         (3,381)        (5,407)
   Total assets                        938,559        152,735         36,816      1,128,110
   Depreciation and amortization        74,369         13,047         10,035         97,451
   Capital expenditures                 22,267            749          2,170         25,186
   Equity earnings                         982             --             --            982
   Equity investments                    2,501             --             --          2,501
   Minority interest in earnings         1,510             --             --          1,510
===========================================================================================
2001
   Revenues                        $   863,512    $   169,098    $     4,700    $ 1,037,310
   Operating loss                      (48,476)       (11,739)        (1,603)       (61,818)
   Total assets                      1,161,797        152,540         21,706      1,336,043
   Depreciation and amortization        91,023         17,209         12,949        121,181
   Capital expenditures                 12,885          1,861             92         14,838
   Equity earnings                         953             --             --            953
   Equity investments                    2,218             --             --          2,218
   Minority interest in loss            (2,247)            --             --         (2,247)
===========================================================================================

2000
   Revenues                        $   916,959    $   136,781    $     9,270    $ 1,063,010
   Operating income                     28,639         12,395          1,773         42,807
   Total assets                      1,247,678        175,929         88,945      1,512,552
   Depreciation and amortization        89,861         12,957         12,083        114,901
   Capital expenditures                  6,364          3,098          2,757         12,219
   Equity earnings                         843             --             --            843
   Equity investments                    1,865             --             --          1,865
   Minority interest in earnings         5,379             --             --          5,379
===========================================================================================

The following summarizes geographic information about Terra:

                                Revenues                              Long-lived Assets
                 ---------------------------------------   ---------------------------------------
(in thousands)       2002         2001           2000          2002         2001          2000
--------------------------------------------------------------------------------------------------
United States    $   756,946   $   741,586   $   749,145   $   554,466   $   797,064   $   867,762
Canada                42,138        59,993        45,868        47,403        46,172        49,467
United Kingdom       244,899       235,731       267,997       246,950       239,150       267,625
                 ---------------------------------------------------------------------------------
                 $ 1,043,983   $ 1,037,310   $ 1,063,010   $   848,119   $ 1,082,386   $ 1,184,854
==================================================================================================

21.    GUARANTOR SUBSIDIARIES

The Parent files a consolidated United States federal income tax return. Beginning in 1995, the Parent adopted tax sharing agreements, under which all domestic operating subsidiaries provide for and remit income taxes to the Parent based on their pretax accounting income, adjusted for permanent differences between pretax accounting income and taxable income. The tax sharing agreements allocated the benefits of operating losses and temporary differences between financial reporting and tax basis income to the Parent.

Condensed consolidating financial information regarding the Parent, TCAPI, the Guarantor Subsidiaries and subsidiaries of the Parent that are not guarantors of the Senior Secured Notes (see Note 11 - Long-term Debt) for December 31, 2002, 2001 and 2000 are presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries.

Guarantor subsidiaries include subsidiaries that own the Woodward, Oklahoma; Port Neal, Iowa and Beaumont, Texas plants as well as the corporate headquarters facility in Sioux City, Iowa. All other company facilities are owned by non-guarantor subsidiaries.

Condensed Consolidating Statement of Financial Position for the Year Ended December 31, 2002:

                                                                     Guarantor     Non-Guarantor
(in thousands)                        Parent           TCAPI        Subsidiaries    Subsidiaries    Eliminations    Consolidated
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and short-term
    investments                    $           1   $      15,388     $        --    $     109,180   $    (66,090)   $     58,479
   Accounts receivable                        --              --          38,102           62,911             --         101,013
   Inventories                                --              --          25,475           63,123             --          88,598
   Other current assets                    6,391              --           6,950           18,213           (353)         31,201
--------------------------------------------------------------------------------------------------------------------------------
   Total current assets                    6,392          15,388          70,527          253,427        (66,443)        279,291
--------------------------------------------------------------------------------------------------------------------------------
   Property, plant and
    equipment, net                            --              --         396,722          397,753         (4,000)        790,475
   Investments in and advanced
    to (from) affiliates                 621,231         397,043       1,438,412          (76,472)    (2,380,214)             --
   Other assets and deferred
    plant turnaround costs                  (479)         13,886          11,560           33,377             --          58,344
--------------------------------------------------------------------------------------------------------------------------------
   Total assets                    $     627,144   $     426,317   $   1,917,221    $     608,085   $ (2,450,657)   $  1,128,110
================================================================================================================================
LIABILITIES
   Debt due within one year        $          --   $          --   $          88    $          55   $         --    $        143
   Accounts payable                          201           1,525         107,647           51,985        (66,442)         94,916
   Accrued and other liabilities          25,695           5,676          34,802           32,157             --          98,330
--------------------------------------------------------------------------------------------------------------------------------
   Total current liabilities              25,896           7,201         142,537           84,197        (66,442)        193,389
--------------------------------------------------------------------------------------------------------------------------------
   Long-term debt                        200,000         200,000             225              133             --         400,358
   Deferred income taxes                  70,154          19,422              --          (16,828)            --          72,748
   Pension and other liabilities          73,230          12,202           2,668           16,818              1         104,919
   Minority interest                          --          19,332          79,500               --             --          98,832
--------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                     369,280         258,157         224,930           84,320        (66,441)        870,246
--------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
   Common stock                          128,654              --              73           49,709        (49,782)        128,654
   Paid in capital                       555,167         150,218       1,817,591          724,088     (2,691,897)        555,167
   Accumulated other
    comprehensive
    income (loss)                        (63,668)        (36,285)             --          (18,238)        54,523         (63,668)
   Retained earnings (deficit)          (362,289)         54,227        (125,373)        (231,794)       302,940        (362,289)
--------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity            257,864         168,160       1,692,291          523,765     (2,384,216)        257,864
--------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
    stockholders' equity           $     627,144   $     426,317   $   1,917,221    $     608,085   $ (2,450,657)   $  1,128,110
================================================================================================================================

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2002:

                                                                     Guarantor     Non-Guarantor
(in thousands)                         Parent          TCAPI        Subsidiaries    Subsidiaries    Eliminations    Consolidated
--------------------------------------------------------------------------------------------------------------------------------
REVENUES
   Net sales                        $         --    $         --    $    391,516    $    643,745    $      7,168    $  1,042,429
   Other income, net                          --              --           4,640           4,082          (7,168)          1,554
--------------------------------------------------------------------------------------------------------------------------------
                                              --              --         396,156         647,827              --       1,043,983
--------------------------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
   Cost of sales                              --              --         390,281         622,414          (2,725)      1,009,970
   Selling, general and
    administrative expenses                3,634          (1,062)         25,627          10,159           1,062          39,420
--------------------------------------------------------------------------------------------------------------------------------
                                           3,634          (1,062)        415,908         632,573          (1,663)      1,049,390
--------------------------------------------------------------------------------------------------------------------------------
   Loss from operations                   (3,634)          1,062         (19,752)         15,254           1,663          (5,407)
   Interest income                            47           4,682           5,238             140          (9,564)            543
   Interest expense                      (22,134)        (31,608)            (48)         (9,542)          9,532         (53,800)
   Minority interest                          --            (295)         (1,215)             --              --          (1,510)
   Equity in the earnings
    (loss) of subsidiaries              (240,629)       (214,470)          9,898             983         444,218              --
--------------------------------------------------------------------------------------------------------------------------------
   Loss from continuing
    operations before income
    taxes                               (266,350)       (240,629)         (5,879)          6,835         445,849         (60,174)
   Income tax benefit (provision)         24,208              --              --            (208)             --          24,000
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
 operations and cumulative effect
 of change in accounting
 principle                              (242,142)       (240,629)         (5,879)          6,627         445,849         (36,174)
Discontinued operations, net
 of income taxes                         (16,183)             --              --              --              --         (16,183)
Cumulative effect of change in
 accounting principle                         --              --        (189,971)        (15,997)             --        (205,968)
--------------------------------------------------------------------------------------------------------------------------------
Net Loss                            $   (258,325)   $   (240,629)   $   (195,850)   $     (9,370)   $    445,849    $   (258,325)
================================================================================================================================

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2002:

                                                                       Guarantor    Non-Guarantor
(in thousands)                          Parent           TCAPI       Subsidiaries    Subsidiaries    Eliminations    Consolidated
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net loss                          $   (258,325)   $   (240,629)   $   (195,850)   $     (9,370)   $    445,849    $   (258,325)
   Cumulative effect of change
    in accounting principle                    --              --         189,971          15,997              --         205,968
   Adjustments to reconcile net
    loss to net cash flows from
    operating activities:
   Depreciation and amortization               --           2,790          51,143          51,923              --         105,856
   Deferred income taxes                  (37,308)           (380)          3,370          (8,555)         13,627         (29,246)
   Minority interest in earnings               --             295           1,215              --              --           1,510
   Equity in earnings (loss)
    of subsidiaries                       240,629         214,470          (9,898)           (983)       (444,218)             --
   Change in operating assets
    and liabilities                        24,275         (35,532)         94,027          65,320         (40,939)        107,151
   Discontinued operations                 16,183              --              --              --              --          16,183
   Other                                   (2,578)             --              --              --            (283)         (2,861)
---------------------------------------------------------------------------------------------------------------------------------
   Net Cash Flows from
    Operating Activities                  (17,124)        (58,986)        133,978         114,332         (25,964)        146,236
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Purchase of property,
    plant and equipment                        --              --          (3,004)        (22,182)             --         (25,186)
   Plant turnaround costs                      --              --          (8,191)        (16,069)             --         (24,260)
   Other                                       --              --           8,099           5,806         (21,108)         (7,203)
---------------------------------------------------------------------------------------------------------------------------------
   Net Cash Flows from
    Investing Activities                       --              --          (3,096)        (32,445)        (21,108)        (56,649)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Principal payments on
    long-term debt                             --         (36,277)            (11)            187              --         (36,101)
   Change in investments and
    advances from (to) affiliates           4,914         119,442        (137,668)         38,385         (25,073)             --
   Stock issuance - net                       608              --              --              --              --             608
   Distributions to minority
    interests                                  --            (440)         (1,406)             --              --          (1,846)
   Deferred financing costs                    --          (1,173)             --              --              --          (1,173)
   Other                                   11,603          (7,178)         (8,730)        (36,024)         40,329              --
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from
 Financing Activities                      17,125          74,374        (147,815)          2,548          15,256         (37,339)
---------------------------------------------------------------------------------------------------------------------------------
Effect of Foreign Exchange
 Rate on Cash                                  --              --              --              --             279             279
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash
 and Short-term Investments                     1          15,388         (16,933)         84,435         (31,537)         51,354
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term investments
 at Beginning of Year                          --              --          16,933          24,745         (34,553)          7,125
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term Investments
 At End of Year                      $          1    $     15,388    $         --    $    109,180    $    (66,090)   $     58,479
=================================================================================================================================

Condensed Consolidating Statement of Financial Position for the Year Ended December 31, 2001:

                                                                     Guarantor     Non-Guarantor
(in thousands)                         Parent           TCAPI       Subsidiaries    Subsidiaries    Eliminations    Consolidated
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and short-term
    investments                      $        --      $       --    $     16,933    $     24,745    $    (34,553)   $      7,125
   Accounts receivable                        --              82          28,991          72,290              --         101,363
   Inventories                                --              --          27,257          82,770              --         110,027
   Other current assets                    5,723              --          11,140          19,183            (904)         35,142
--------------------------------------------------------------------------------------------------------------------------------
   Total current assets                    5,723              82          84,321         198,988         (35,457)        253,657
--------------------------------------------------------------------------------------------------------------------------------
   Property, plant and
    equipment, net                            --              --         438,322         388,059          (1,399)        824,982
   Excess of cost over net assets
    of acquired businesses                    --              --         189,971          16,238              --         206,209
   Investments in and advanced
    to (from) affiliates                 851,972         699,656       1,334,201         113,382      (2,999,211)             --
   Other assets and deferred
    plant turnaround costs                   774          10,901           9,315          26,283           3,922          51,195
--------------------------------------------------------------------------------------------------------------------------------
   Total assets                      $   858,469    $    710,639    $  2,056,130    $    742,950    $ (3,032,145)   $  1,336,043
================================================================================================================================
LIABILITIES
   Debt due within one year          $        --      $       --    $         68      $       --    $         --    $         68
   Accounts payable                           78             412          32,075          42,512              --          75,077
   Accrued and other liabilities             875          42,403          15,113          11,416         (27,673)         42,134
--------------------------------------------------------------------------------------------------------------------------------
   Total current liabilities                 953          42,815          47,256          53,928         (27,673)        117,279
--------------------------------------------------------------------------------------------------------------------------------
   Long-term debt                        200,000         236,277             257              --              --         436,534
   Deferred income taxes                 116,918          19,802          (3,370)         (8,272)        (12,433)        112,645
   Pension and other liabilities          39,819          14,819             760          11,707           2,534          69,639
   Minority interest                          --          19,436          79,731              --              --          99,167
--------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                     357,690         333,149         124,634          57,363         (37,572)        835,264
--------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
   Common stock                          128,363              --              73          49,709         (49,782)        128,363
   Paid in capital                       554,850         150,218       1,856,742         918,888      (2,925,848)        554,850
   Accumulated other
    comprehensive
    income (loss)                        (78,470)        (67,584)          2,398         (68,826)        134,012         (78,470)
   Retained earnings (deficit)          (103,964)        294,856          72,283        (214,184)       (152,955)       (103,964)
--------------------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity            500,779         377,490       1,931,496         685,587      (2,994,573)        500,779
--------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
    stockholders' equity             $   858,469    $    710,639    $  2,056,130    $    742,950    $ (3,032,145)   $  1,336,043
================================================================================================================================

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2001:

                                                                  Guarantor    Non-Guarantor
(in thousands)                     Parent           TCAPI       Subsidiaries    Subsidiaries    Eliminations    Consolidated
----------------------------------------------------------------------------------------------------------------------------
REVENUES
   Net sales                    $         --    $         --    $    411,346    $    621,163    $        101    $  1,032,610
   Other income, net                      (2)             --           1,932           2,071             699           4,700
----------------------------------------------------------------------------------------------------------------------------
                                          (2)             --         413,278         623,234             800       1,037,310
----------------------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
   Cost of sales                          --              --         438,444         605,122           3,653       1,047,219
   Selling, general and
    administrative expenses            2,533           3,960          25,977           9,313          (3,897)         37,886
   Product claim costs                    --              --              --          14,023                          14,023
----------------------------------------------------------------------------------------------------------------------------
                                       2,533           3,960         464,421         628,458            (244)      1,099,128
----------------------------------------------------------------------------------------------------------------------------
   Loss from operations               (2,535)         (3,960)        (51,143)         (5,224)          1,044         (61,818)
   Interest income                       465           3,685              --             600          (1,386)          3,364
   Interest expense                  (36,558)        (10,352)          7,081         (14,997)          1,232         (53,594)
   Minority interest                      --             440           1,807              --              --           2,247
   Loss on early retirement
    of debt                               --          (3,042)             --              --              --          (3,042)
   Equity in the earnings
    (loss) of subsidiaries           (64,503)        (56,264)          6,088          (8,154)        122,833              --
----------------------------------------------------------------------------------------------------------------------------
   Loss from continuing
    operations before income
    taxes                           (103,131)        (69,493)        (36,167)        (27,775)        123,723        (112,843)
   Income tax benefit                (23,288)         (4,990)             --          (4,721)             (1)        (33,000)
----------------------------------------------------------------------------------------------------------------------------
Net Loss                        $    (79,843)   $    (64,503)   $    (36,167)   $    (23,054)   $    123,724    $    (79,843)
============================================================================================================================

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2001:

                                                                      Guarantor     Non-Guarantor
(in thousands)                          Parent          TCAPI       Subsidiaries     Subsidiaries    Eliminations    Consolidated
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net loss                          $    (79,843)   $    (64,503)   $    (36,167)   $    (23,054)   $    123,724    $    (79,843)
   Adjustments to reconcile net
    loss to net cash flows from
    operating activities:
   Loss on early
    retirement of debt                         --           3,042              --              --              --           3,042
   Depreciation and amortization               --           3,271          66,336          61,165              --         130,772
   Deferred income taxes                  (33,803)          2,620          (3,370)        (12,227)         14,247         (32,533)
   Minority interest in earnings               --            (440)         (1,807)             --              --          (2,247)
   Equity in earnings (loss)
    of subsidiaries                        64,503          56,264          (6,088)          8,154        (122,833)             --
   Change in operating assets
    and liabilities                        (6,101)         36,247           4,376         (14,945)        (54,260)        (34,683)
   Other                                       --              --              --              --            (354)           (354)
---------------------------------------------------------------------------------------------------------------------------------
   Net Cash Flows from
    Operating Activities                  (55,244)         36,501          23,280          19,093         (39,476)        (15,846)
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities
   Purchase of property,
    plant and equipment                        --              --          (4,443)        (10,395)             --         (14,838)
   Plant turnaround costs                      --              --          (7,427)        (22,981)             --         (30,408)
   Other                                       --              --           7,061          13,390          (1,813)         18,638
---------------------------------------------------------------------------------------------------------------------------------
   Net Cash Flows from
    Investing Activities                       --              --          (4,809)        (19,986)         (1,813)        (26,608)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Issuance of long-term debt                  --         200,000              --              --              --         200,000
   Principal payments on
    long-term debt                       (158,755)         36,278          (8,650)       (105,625)             --        (236,752)
   Change in investments and
    advances from (to) affiliates         197,032        (339,731)            495         114,397          27,807              --
   Stock issuance - net                       180              --              --              --              --             180
   Distributions to minority
    interests                                  --            (337)         (1,691)             --              --          (2,028)
   Repurchase of TNCLP common
    units                                      --          (1,671)             --              --              --          (1,671)
   Deferred financing costs and
    bond discounts                             --         (11,442)             --              --              --         (11,442)
   Other                                   16,787           3,443          (3,536)          4,377         (21,071)             --
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from
 Financing Activities                      55,244        (113,460)        (13,382)         13,149           6,736         (51,713)
---------------------------------------------------------------------------------------------------------------------------------
Effect of Foreign Exchange
 Rate on Cash                                  --              --              --            (133)             --            (133)
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash
 and Short-term Investments                    --         (76,959)          5,089          12,123         (34,553)        (94,300)
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term investments
 at Beginning of Year                          --          76,959          11,844          12,622              --         101,425
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term Investments
 At End of Year                      $         --    $         --    $     16,933    $     24,745    $    (34,553)   $      7,125
=================================================================================================================================

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2000:

                                                                      Guarantor    Non-Guarantor
(in thousands)                         Parent          TCAPI        Subsidiaries    Subsidiaries    Eliminations    Consolidated
--------------------------------------------------------------------------------------------------------------------------------
REVENUES
   Net sales                        $         --    $         --    $    383,628    $    669,824    $         --    $  1,053,452
   Other income, net                          --             401           4,205           4,952              --           9,558
--------------------------------------------------------------------------------------------------------------------------------
                                              --             401         387,833         674,776              --       1,063,010
--------------------------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
   Cost of sales                              --              --         376,337         595,376              --         971,713
   Selling, general and
    administrative expenses                1,471           1,089          31,709          14,221              --          48,490
--------------------------------------------------------------------------------------------------------------------------------
                                           1,471           1,089         408,046         609,597              --       1,020,203
--------------------------------------------------------------------------------------------------------------------------------
   Income (loss) from operations          (1,471)           (688)        (20,213)         65,179              --          42,807
   Insurance settlement costs                 --              --          (5,968)             --              --          (5,968)
   Interest income                             6           3,994          13,814             353         (14,298)          3,869
   Interest expense                      (42,006)           (792)           (747)        (22,894)         14,928         (51,511)
   Minority interest                          --            (995)         (4,384)             --              --          (5,379)
   Equity in the earnings
    (loss) of subsidiaries                20,232          17,300          42,199          19,402         (99,133)             --
--------------------------------------------------------------------------------------------------------------------------------
   Income (loss) from continuing
    operations before income
    taxes                                (23,239)         18,819          24,701          62,040         (98,503)        (16,182)
   Income tax provision (benefit)        (13,057)          7,500              --           7,057          (7,500)         (6,000)
--------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                   $    (10,182)   $     11,319    $     24,701    $     54,983    $    (91,003)   $    (10,182)
================================================================================================================================

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2000:

                                                                      Guarantor     Non-Guarantor
(in thousands)                          Parent          TCAPI        Subsidiaries    Subsidiaries    Eliminations    Consolidated
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income (loss)                 $    (10,182)   $     11,319    $     24,701    $     54,983    $    (91,003)   $    (10,182)
   Adjustments to reconcile net
    loss to net cash flows from
    operating activities:
   Depreciation and amortization               --             925          63,733          60,972              --         125,630
   Deferred income taxes                   76,326         (57,328)             92           3,092         (20,301)          1,881
   Minority interest in earnings               --             996           4,383              --              --           5,379
   Equity in earnings (loss)
    of subsidiaries                       (20,232)        (17,300)        (42,199)        (19,402)         99,133              --
   Other non-cash items                       286              --              --              --            (286)             --
   Change in operating assets
    and liabilities                        (4,422)        (31,337)         29,811          33,410          (4,637)         22,825
   Other                                       --              --              --              --          (1,975)         (1,975)
---------------------------------------------------------------------------------------------------------------------------------
   Net Cash Flows from
    Operating Activities                   41,776         (92,725)         80,521         133,055         (19,069)        143,558
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
   Purchase of property,
    plant and equipment                        --              --          (1,676)        (10,543)             --         (12,219)
   Plant turnaround costs                      --              --          (7,774)        (13,980)             --         (21,754)
   Other                                       --              --           3,911          29,087         (26,935)          6,063
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from
 Investing Activities                          --              --          (5,539)          4,564         (26,935)        (27,910)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net short-term borrowings
    (repayments)                               --          (6,000)             --              --              --          (6,000)
   Principal payments on
    long-term debt                             --              --          (2,493)         (4,614)             --          (7,107)
   Change in investments and
    advances from (to) affiliates         (44,024)        181,367         (99,343)        (99,934)         61,934              --
   Stock issuance - net                     2,240              --              --              --          (2,233)              7
   Distributions to minority
    interests                                  --            (207)           (912)             --              --          (1,119)
   Repurchase of TNCLP common
    units                                      --          (2,414)             --              --              --          (2,414)
   Deferred financing costs                    --          (6,697)             --              --              --          (6,697)
   Other                                       --           4,135          11,157            (912)        (14,380)             --
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from
 Financing Activities                     (41,784)        170,184         (91,591)       (105,460)         45,321    $    (23,330)
---------------------------------------------------------------------------------------------------------------------------------
Effect of Foreign Exchange
 Rate on Cash                                  --            (683)             --            (683)            683            (683)
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash
 and Short-term Investments                    (8)         76,776         (16,609)         31,476              --          91,635
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term investments
 at Beginning of Year                           8             183          28,453         (18,854)             --           9,790
---------------------------------------------------------------------------------------------------------------------------------
Cash and Short-term Investments
 At End of Year                      $         --    $     76,959    $     11,844    $     12,622    $         --    $    101,425
=================================================================================================================================

22.    AGREEMENTS OF LIMITED PARTNERSHIPS

Terra Nitrogen Company, L.P. (TNCLP)

Terra owns a 2% General Partnership interest and 75.1% of the Common Units of TNCLP at December 31, 2002. Terra consolidates TNCLP results with the publicly held TNCLP Common Units reflected in Terra's financial statements as minority interest.

In accordance with the TNCLP limited partnership agreement, quarterly distributions to unitholders and Terra are made in an amount equal to 100% of its available cash, as defined in the partnership agreement. The General Partner receives a combined minimum 2% of total cash distributions, and as an incentive, the general partner's participation increases if cash distributions exceed specified target levels.

If at any time less than 25% of the issued and outstanding units are held by non-affiliates of the General Partner, TNCLP may call, or assign to the General Partner or its affiliates, its right to acquire all such outstanding units held by non-affiliated persons with at least 30 but not more than 60 days' notice of its decision to purchase the outstanding units. The purchase price per unit will be the greater of (1) the average of any previous twenty trading days' closing prices as of the date five days before the purchase is announced and (2) the highest price paid by the General Partner or any of its affiliates for any unit within the 90 days preceding the date the purchase is announced.

23.    PENDING CHANGE OF CONTROL

Anglo American plc, through a wholly-owned subsidiary, owns 48.8% of Terra's outstanding shares. Anglo American has made public its intention to dispose of its interest in Terra with the timing based on market and other conditions.

24.    SUBSEQUENT EVENT - VOLATILE NORTH AMERICAN NATURAL GAS COSTS

In February 2003, Terra significantly reduced our North American production rates when March 2003 North American natural gas futures prices closed at over $9.00 per MMBtu. Production will be resumed when natural gas cost declines and/or selling price increases result in positive cash flow from the additional production.

25.    SUBSEQUENT EVENT - ADOPTION OF SFAS NO. 145

On adoption of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," Terra has reclassified an extraordinary loss on early retirement of debt in 2001 to continuing operations. Notes 1, 3, 19 and 21 have been updated to reflect this reclassification.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying Consolidated Financial Statements of Terra Industries Inc. and its subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances. The integrity and objectivity of data in these financial statements and supplemental data, including estimates and judgments related to matters not concluded by year-end, are the responsibility of management.

Terra has a system of internal accounting controls that provides management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained to permit preparation of financial statements in accordance with generally accepted accounting principles. This system includes written policies and procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by internal audit. Terra also has instituted policies and guidelines that require employees to maintain the highest level of ethical standards.

The Audit Committee of the Board of Directors is responsible for the review and oversight of the financial statements and reporting practices used, as well as the internal audit function. The Audit Committee meets periodically with management, internal audit and the independent accountants. The independent accountants and internal audit have access to the Audit Committee and, without management present, have the opportunity to discuss the adequacy of internal accounting controls and to review the quality of financial reporting.

The Consolidated Financial Statements contained in this Annual Report have been audited by our independent accountants. Their audits included a review of internal accounting controls to establish a basis for reliance thereon in determining the nature, extent and timing of audit tests applied in their audits of the Consolidated Financial Statements.

Michael L. Bennett                      Francis G. Meyer
President and                           Senior Vice President and
Chief Executive Officer                 Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Terra Industries Inc:

We have audited the accompanying consolidated statements of financial position of Terra Industries Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Terra's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Terra Industries Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, in 2002 the company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

As discussed in Note 25 to the consolidated financial statements, the Company applied the provisions of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" and reclassified an extraordinary loss on early retirement of debt in 2001 to continuing operations.

DELOITTE & TOUCHE LLP
Omaha, Nebraska

January 30, 2003, except for Note 24,
as to which the date is February 28, 2003 and Note 25, as to which the date is May 12, 2003

FINANCIAL SUMMARY

(in thousands, except
per-share and employee data)                 2002           2001           2000           1999           1998
-------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
   Working capital                    $    88,480    $   136,378    $   199,008    $   152,959    $   262,283
   Total assets                         1,128,110      1,336,043      1,512,552      1,601,445      2,037,768
   Long-term debt                         400,358        436,534        473,354        480,461        497,030
   Stockholders' equity                   257,864        500,779        610,797        657,002        747,852
RESULTS OF OPERATIONS
   Revenues                           $ 1,043,983    $ 1,037,310    $ 1,063,010    $   833,443    $   909,968
   Costs and expenses                  (1,049,390)    (1,099,128)    (1,020,203)      (896,485)      (899,754)
   Infrequent item                             --             --         (5,968)            --             --
   Interest income                            543          3,364          3,869          8,361            326
   Interest expense                       (53,800)       (53,594)       (51,511)       (53,076)       (51,122)
   Minority interest                       (1,510)         2,247         (5,379)        (8,341)       (27,510)
   Loss on early retirement of debt            --         (3,042)            --        (15,188)            --
   Income tax benefit (provision)          24,000         33,000          6,000         51,923         24,761
-------------------------------------------------------------------------------------------------------------
   Income (loss) from
    continuing operations                 (36,174)       (79,843)       (10,182)       (79,363)       (43,331)
   Income (loss) from
    discontinued operations               (16,183)            --             --        (10,524)        17,082
   Cumulative effect of change in
    accounting principle                 (205,968)            --             --             --             --
-------------------------------------------------------------------------------------------------------------
   Net Income (Loss)                  $  (258,325)   $   (79,843)   $   (10,182)   $   (89,887)   $   (26,249)
=============================================================================================================

BASIC EARNINGS (LOSS) PER SHARE:
   Continuing operations              $     (0.48)   $     (1.06)   $     (0.14)   $     (1.06)   $     (0.58)
   Discontinued operations                  (0.22)            --             --          (0.14)          0.23
   Cumulative effect of change in
    accounting principle                    (2.73)            --             --             --             --
-------------------------------------------------------------------------------------------------------------
Net Income (Loss)                     $     (3.43)   $     (1.06)   $     (0.14)   $     (1.20)   $     (0.35)
=============================================================================================================

DILUTED EARNINGS (LOSS) PER SHARE:
   Continuing operations              $     (0.48)   $     (1.06)   $     (0.14)   $     (1.06)   $     (0.58)
   Discontinued operations                  (0.22)            --             --          (0.14)          0.23
   Cumulative effect of change in
    accounting principle                    (2.73)            --             --             --             --
-------------------------------------------------------------------------------------------------------------
Net Income (Loss)                     $     (3.43)   $     (1.06)   $     (.014)   $     (1.20)   $     (0.35)
=============================================================================================================
Dividends Per Share                   $        --    $        --    $        --    $      0.07    $      0.20
=============================================================================================================
Capital Expenditures                  $    25,186    $    14,838    $    12,219    $    51,899    $    55,327
=============================================================================================================
Full-time employees
 at end of period (unaudited)               1,207          1,248          1,279          1,351          4,185
=============================================================================================================